                                                                    Exhibit 10.1



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                                CREDIT AGREEMENT


                                      among


                             AMTROL HOLDINGS, INC.,


                            AMTROL ACQUISITION, INC.,


                          VARIOUS LENDING INSTITUTIONS,


                      MORGAN STANLEY SENIOR FUNDING, INC.,
                             AS DOCUMENTATION AGENT,

                                       and


                             BANKERS TRUST COMPANY,
                             AS ADMINISTRATIVE AGENT


                          -----------------------------


                                   $75,000,000

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                                TABLE OF CONTENTS



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                                                                            ----


SECTION 1.  Amount and Terms of Credit  . . . . . . . . . . . . . . . . . .  1
     1.01  Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.02  Minimum Borrowing Amounts, etc.  . . . . . . . . . . . . . . . .  3
     1.03  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . . . .  4
     1.04  Disbursement of Funds  . . . . . . . . . . . . . . . . . . . . .  5
     1.05  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.06  Conversions  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     1.07  Pro Rata Borrowings  . . . . . . . . . . . . . . . . . . . . . .  7
     1.08  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     1.09  Interest Periods . . . . . . . . . . . . . . . . . . . . . . . .  8
     1.10  Increased Costs, Illegality, etc.  . . . . . . . . . . . . . . . 10
     1.11  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     1.12  Change of Lending Office . . . . . . . . . . . . . . . . . . . . 12
     1.13  Replacement of Banks . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 2.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . 14
     2.01  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . 14
     2.02  Minimum Initial Stated Amount  . . . . . . . . . . . . . . . . . 15
     2.03  Letter of Credit Requests; Notices of Issuance . . . . . . . . . 15
     2.04  Agreement to Repay Letter of Credit Drawings . . . . . . . . . . 15
     2.05  Letter of Credit Participations  . . . . . . . . . . . . . . . . 16
     2.06  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . 19

SECTION 3.  Fees; Commitments . . . . . . . . . . . . . . . . . . . . . . . 19
     3.01  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.02  Voluntary Reduction of Commitments . . . . . . . . . . . . . . . 20
     3.03  Mandatory Adjustments of Commitments, etc. . . . . . . . . . . . 21

SECTION 4.  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.01  Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . 22
     4.02  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . 22
     4.03  Method and Place of Payment  . . . . . . . . . . . . . . . . . . 27


                                       (i)

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                                                                          ----

     4.04  Net Payments . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 5.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . 29
     5.01  Conditions Precedent to Initial Borrowing Date . . . . . . . . . 29
     5.02  Conditions Precedent to All Credit Events  . . . . . . . . . . . 35

SECTION 6.  Representations, Warranties and Agreements  . . . . . . . . . . 36
     6.01  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.02  Corporate Power and Authority  . . . . . . . . . . . . . . . . . 37
     6.03  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.04  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.05  Use of Proceeds; Margin Regulations  . . . . . . . . . . . . . . 37
     6.06  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . 38
     6.07  Investment Company Act . . . . . . . . . . . . . . . . . . . . . 38
     6.08  Public Utility Holding Company Act . . . . . . . . . . . . . . . 38
     6.09  True and Complete Disclosure . . . . . . . . . . . . . . . . . . 38
     6.10  Financial Condition; Financial Statements  . . . . . . . . . . . 39
     6.11  Security Interests . . . . . . . . . . . . . . . . . . . . . . . 40
     6.12  Consummation of Transaction  . . . . . . . . . . . . . . . . . . 40
     6.13  Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . 40
     6.14  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . 41
     6.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.16  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . 42
     6.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 42
     6.18  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.19  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.20  Senior Subordinated Notes  . . . . . . . . . . . . . . . . . . . 44
     6.21  Existing Indebtedness  . . . . . . . . . . . . . . . . . . . . . 44
     6.22  Compliance with Statutes, etc. . . . . . . . . . . . . . . . . . 44
     6.23  Special Purpose Corporations . . . . . . . . . . . . . . . . . . 44

SECTION 7.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . 44
     7.01  Information Covenants  . . . . . . . . . . . . . . . . . . . . . 45
     7.02  Books, Records and Inspections . . . . . . . . . . . . . . . . . 47
     7.03  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.04  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.05  Corporate Franchises . . . . . . . . . . . . . . . . . . . . . . 48
     7.06  Compliance with Statutes, etc. . . . . . . . . . . . . . . . . . 48
     7.07  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.08  Good Repair  . . . . . . . . . . . . . . . . . . . . . . . . . . 50

                                      (ii)

                                                                           Page
                                                                           ----

     7.09  End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . . . . 50
     7.10  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . 50
     7.11  Additional Security; Further Assurances  . . . . . . . . . . . . 50
     7.12  Interest Rate Agreement  . . . . . . . . . . . . . . . . . . . . 51
     7.13  Compliance with Environmental Laws . . . . . . . . . . . . . . . 51
     7.14  Consummation of the Merger . . . . . . . . . . . . . . . . . . . 52
     7.15  Post-Closing Obligations . . . . . . . . . . . . . . . . . . . . 52

SECTION 8.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . 53
     8.01  Changes in Business  . . . . . . . . . . . . . . . . . . . . . . 53
     8.02  Consolidation, Merger, Sale or Purchase of Assets, etc.  . . . . 53
     8.03  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     8.04  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     8.05  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . 57
     8.06  Advances, Investments and Loans  . . . . . . . . . . . . . . . . 58
     8.07  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     8.08  Prepayments of Indebtedness, etc . . . . . . . . . . . . . . . . 59
     8.09  Dividends, etc.  . . . . . . . . . . . . . . . . . . . . . . . . 60
     8.10  Transactions with Affiliates . . . . . . . . . . . . . . . . . . 61
     8.11  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . 62
     8.12  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . 63
     8.13  Minimum Consolidated EBITDA  . . . . . . . . . . . . . . . . . . 64
     8.14  Limitation On Issuance of Stock  . . . . . . . . . . . . . . . . 65
     8.15  Limitation on Creation of Subsidiaries . . . . . . . . . . . . . 65

SECTION 9.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . 65
     9.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     9.02  Representations, etc.  . . . . . . . . . . . . . . . . . . . . . 65
     9.03  Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     9.04  Default Under Other Agreements . . . . . . . . . . . . . . . . . 66
     9.05  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . . . . 66
     9.06  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     9.07  Security Documents . . . . . . . . . . . . . . . . . . . . . . . 67
     9.08  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     9.09  Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 67

SECTION 10.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . 68

SECTION 11.  The Administrative Agent . . . . . . . . . . . . . . . . . . . 94
     11.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . 94
     11.02  Nature of Duties  . . . . . . . . . . . . . . . . . . . . . . . 95


                                      (iii)

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                                                                           ----

     11.03  Lack of Reliance on the Agents  . . . . . . . . . . . . . . . . 95
     11.04  Certain Rights of the Agents  . . . . . . . . . . . . . . . . . 95
     11.05  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
     11.06  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 96
     11.07  The Agents in Their Individual Capacities . . . . . . . . . . . 96
     11.08  Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
     11.09  Resignation by the Administrative Agent . . . . . . . . . . . . 97

SECTION 12.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . 97
     12.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . . . . . 97
     12.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . 98
     12.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 98
     12.04  Benefit of Agreement  . . . . . . . . . . . . . . . . . . . . . 99
     12.05  No Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . .101
     12.06  Payments Pro Rata . . . . . . . . . . . . . . . . . . . . . . .101
     12.07  Calculations; Computations  . . . . . . . . . . . . . . . . . .102
     12.08  Governing Law; Submission to Jurisdiction; Venue; Waiver of
            Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . .102
     12.09  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .103
     12.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . .103
     12.11  Headings Descriptive  . . . . . . . . . . . . . . . . . . . . .103
     12.12  Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . .103
     12.13  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . .104
     12.14  Domicile of Loans . . . . . . . . . . . . . . . . . . . . . . .104
     12.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .104
     12.16  Bank Register . . . . . . . . . . . . . . . . . . . . . . . . .105

SECTION 13.  Holdings Guaranty  . . . . . . . . . . . . . . . . . . . . . .105
     13.01  The Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . .105
     13.02  Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . .106
     13.03  Nature of Liability . . . . . . . . . . . . . . . . . . . . . .106
     13.04  Independent Obligation  . . . . . . . . . . . . . . . . . . . .106
     13.05  Authorization . . . . . . . . . . . . . . . . . . . . . . . . .106
     13.06  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .107
     13.07  Subordination . . . . . . . . . . . . . . . . . . . . . . . . .108
     13.08  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .108
     13.09  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . .109


ANNEX I        --   Commitments
ANNEX II       --   Bank Addresses


                                      (iv)

ANNEX III      --   Government Approvals
ANNEX IV       --   Subsidiaries
ANNEX V        --   Real Properties
ANNEX VI       --   Existing Indebtedness
ANNEX VII      --   Designated Assets
ANNEX VIII     --   Existing Liens
ANNEX IX       --   Consolidated EBITDA/Interest Expense Adjustment
ANNEX X        --   Existing Letters of Credit


EXHIBIT A      --   Form of Notice of Borrowing
EXHIBIT B-1    --   Form of A Term Note
EXHIBIT B-2    --   Form of B Term Note
EXHIBIT B-3    --   Form of Revolving Note
EXHIBIT B-4    --   Form of Swingline Note
EXHIBIT C      --   Form of Letter of Credit Request
EXHIBIT D      --   Form of Section 4.04 Certificate
EXHIBIT E-1    --   Form of Opinion of Simpson, Thacher & Bartlett
EXHIBIT E-2    --   Form of Opinion of Hinckley, Allen & Snyder
EXHIBIT E-3    --   Form of Opinion of White & Case
EXHIBIT F      --   Form of Officers' Certificate
EXHIBIT G      --   Form of Subsidiary Guaranty
EXHIBIT H      --   Form of Pledge Agreement
EXHIBIT I      --   Form of Security Agreement
EXHIBIT J      --   Form of Solvency Opinion
EXHIBIT K      --   Form of Consent Letter
EXHIBIT L      --   Form of Assignment Agreement
EXHIBIT M      --   Form of Acknowledgment Agreement


                                       (v)

   CREDIT AGREEMENT, dated as of November 13, 1996, among AMTROL HOLDINGS, INC., a Delaware corporation, AMTROL ACQUISITION, INC., a Rhode Island corporation, the lenders from time to time party hereto (each, a "Bank" and, collectively, the "Banks"), MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent (the "Documentation Agent"), and BANKERS TRUST COMPANY, as Administrative Agent (the "Administrative Agent" and together with the Documentation Agent, collectively, the "Agents"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as so defined.


                              W I T N E S S E T H :


        WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein; and


        NOW, THEREFORE, IT IS AGREED:

        SECTION 1.  AMOUNT AND TERMS OF CREDIT.

        1.01 COMMITMENT. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each, a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Bank has a commitment under such Facility, under the A Term Facility, the B Term Facility and the Revolving Facility, as set forth below:

        (a) Loans under the A Term Facility (each, an "A Term Loan" and, collectively, the "A Term Loans") (i) shall be made pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such A Term Loans pursuant to Section 1.06) and (iii) shall not exceed in aggregate principal amount for any Bank at the time of incurrence thereof the A Term Commitment, if any, of such Bank as in effect on such date. Once repaid, A Term Loans borrowed hereunder may not be reborrowed.

        (b) Loans under the B Term Facility (each, a "B Term Loan" and, collectively, the "B Term Loans") (i) shall be made pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such B Term Loans pursuant to Section 1.06) and (iii) shall not exceed in aggregate principal amount for any Bank at the time of incurrence thereof the B Term Commitment, if any, of such Bank as in effect on such date. Once repaid, B Term Loans borrowed hereunder may not be reborrowed.


        (c) Loans under the Revolving Facility (each, a "Revolving Loan" and, collectively, the "Revolving Loans") (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the RF Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, PROVIDED that (x) Revolving Loans may not be incurred as Eurodollar Loans prior to the Syndication Date and (y) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type,
   (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Revolving Loans of such Bank and such Bank's Adjusted RF Percentage, if any, of the sum of (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (y) the outstanding principal amount of Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals (1) if such Bank is a Non-Defaulting Bank, the Adjusted Revolving Commitment, if any, of such Bank at such time and (2) if such Bank is a Defaulting Bank, the Revolving Commitment, if any, of such Bank at such time. In addition, the aggregate outstanding principal amount of all Acquisition Loans for all Banks at any time shall not exceed the Acquisition Sublimit at such time.

        (d) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each, a "Swingline Loan," and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, an amount equal to the Adjusted Total Revolving Commitment then in effect (after giving effect to any reductions to the Adjusted Total Revolving Commitment on such date) and

   (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. BTCo will not make a Swingline Loan after it has received written notice from the Required Banks that one or more of the applicable conditions to Credit Events specified in Section 5.02 are not then satisfied.

        (e) On any Business Day, BTCo may, in its sole discretion, give notice to the RF Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (PROVIDED that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all RF Banks PRO RATA based on each RF Bank's Adjusted RF Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans. Each RF Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding: (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Commitment or the Adjusted Total Revolving Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RF Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RF Banks to share in such Swingline Loans ratably based upon their respective Adjusted RF Percentages, PROVIDED that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RF Bank purchasing same from and after such date of purchase.

        1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility. The aggregate principal amount of each Borrowing of Swingline Loans shall not be less than $50,000, and, if greater, shall be in an integral multiple of $100,000. More than one Borrowing may be incurred on any day, PROVIDED that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.

        1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur Loans under any Facility (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Administrative Agent at its Notice Office, prior to 10:00 A.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a "Notice of Borrowing") shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or (to the extent permitted) Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

        (b) (i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo, prior to 10:00 A.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

        (ii)  Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such
Section 1.01(e).

        (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, BTCo (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, BTCo or the Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's, BTCo's or the Letter of Credit Issuer's record of the terms of such telephonic notice, unless such record reflects gross negligence or willful misconduct on the part of the Administrative Agent, BTCo or the Letter of Credit Issuer, as the case may be.

        1.04 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing or each notice described in Section 1.03(b)(i) or (ii), each Bank with a Commitment under the respective Facility will make available its PRO RATA share of each Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All such amounts shall be made available to the Administrative Agent in U.S. dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

        (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

        1.05 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Bank shall be evidenced (i) if A Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a "B Term Note" and, collectively, the "B Term Notes"), (iii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (iv) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the "Swingline Note").

        (b) The A Term Note issued to each Bank that makes any A Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the A Term Loans made by such Bank on the Initial Borrowing Date (or in the case of a new A Term Note issued pursuant to Section 1.13 or 12.04, the respective A Term Loans evidenced thereby at the time of issuance) and be payable in the principal amount of A Term Loans evidenced thereby, (iv) mature on the A TF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (c) The B Term Note issued to each Bank that makes any B Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the B Term Loans made by such Bank on the Initial Borrowing Date (or in the case of a new B Term Note issued pursuant to Section 1.13 or 12.04, the respective B Term Loans evidenced thereby at the time of issuance) and be payable in the principal amount of B Term Loans evidenced thereby, (iv) mature on the B TF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (d) The Revolving Note issued to each RF Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the RF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (e) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to mandatory prepayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

        (f) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

        1.06 CONVERSIONS. The Borrower shall have the option to convert on any Business Day on and after the Syndication Date all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing (other than Swingline Loans, which at all times shall be maintained as Base Rate Loans) pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, PROVIDED that
(i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans when a Default under
Section 9.01 or an Event of Default is in existence on the date of the proposed conversion if either Agent or the Required Banks shall have determined in its or their sole discretion not to permit such conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 10:00 A.M. (New York time), at least three Business Days' (or two Business Days', in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

        1.07 PRO RATA BORROWINGS. All Loans under this Agreement (other than Swingline Loans) shall be made by the Banks PRO RATA on the basis of their A Term Commitments, B Term Commitments or Revolving Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

        1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

        (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

        (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, PROVIDED that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.

        (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing March 31, 1997, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of any Base Rate Loan) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

        (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

        (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

        1.09 INTEREST PERIODS. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, to the extent available to all Banks with a Commitment under the respective Facility, nine or twelve month period. Notwithstanding anything to the contrary contained above:

        (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

        (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

        (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, PROVIDED that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

        (iv) no Interest Period with respect to a Borrowing of Revolving Loans shall extend beyond the RF Maturity Date;

        (v) no Interest Period with respect to any Borrowing of Revolving Loans may be elected that would extend beyond any date upon which a Scheduled Reduction is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Revolving Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the Total Revolving Commitment after giving effect to such Scheduled Reduction;

         (vi) no Interest Period with respect to any Borrowing of Term
   Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made in respect of such Term Loans if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained under the respective Facility as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans under such Facility permitted to be outstanding after such Scheduled Repayment; and

        (vii) no Interest Period may be elected at any time when a Default under Section 9.01 or an Event of Default is then in existence if either Agent or the

   Required Banks shall have determined in its or their sole discretion not to permit such election.

        (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

        1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

        (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

        (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than taxes covered by Section 4.04 and any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

        (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline introduced or changed after the Effective Date;

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine after consultation with the Borrower) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, describing the basis for such increased costs and showing the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

        (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or
(iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, PROVIDED that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

        (c) If any Bank shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such other corporation's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or such other corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall describe the basis for such claim and set forth the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

        1.11 COMPENSATION. (a) The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

        (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 1.11, 2.06 or 4.04 is given by any Bank more than 90 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

        1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, PROVIDED that such designation is made on such terms that such Bank and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.06 or 4.04.

        1.13 REPLACEMENT OF BANKS. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c),
Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs, (y) if a Bank becomes a Defaulting Bank and/or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Administrative Agent, PROVIDED that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement
Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to
Section 3.01, (y) the Letter of Credit Issuer an amount equal to such Replaced Bank's RF Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (z) BTCo, any portion of a Mandatory Borrowing as to which the Replaced Bank is then in default, and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

        SECTION 2.  LETTERS OF CREDIT.

        2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that the Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to the RF Maturity Date issue, for the account of the Borrower and in support of (x) trade obligations of the

Borrower and/or its Subsidiaries incurred in the ordinary course of business and/or (y) such other obligations of the Borrower and/or its Subsidiaries incurred in the ordinary course of business or otherwise acceptable to the Administrative Agent and, subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit (payable on a sight basis, in the case of Trade Letters of Credit) in such form as may be approved by the Letter of Credit Issuer (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars.

        (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $5,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks and all Swingline Loans then outstanding, the Adjusted Total Revolving Commitment at such time and (ii) (x) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance, provided that any such Standby Letter of Credit may be extendable for successive periods of up to 12 months on terms acceptable to the Letter of Credit Issuer and in no event shall any Standby Letter of Credit have an expiry date occurring later than the Business Day next preceding the RF Maturity Date and (y) each Trade Letter of Credit shall have an expiry date occurring no later than the earlier of (a) 365 days after the issuance thereof or (b) 15 days prior to the RF Maturity Date.

        (c) Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' Revolving Percentage of the Letter of Credit Outstandings.

        (d) Annex XI hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of Section 2.05(a), on the Initial Borrowing Date. Any Bank hereunder to the extent it has issued an Existing Letter of Credit that is to remain outstanding on the Effective Date shall constitute the "Letter of Credit Issuer" with respect to such Letter of Credit for all purposes of this Agreement.

        2.02 MINIMUM INITIAL STATED AMOUNT. The initial Stated Amount of each Letter of Credit shall be not less than $50,000 or such lesser amount acceptable to the Letter of Credit Issuer.

        2.03 LETTER OF CREDIT REQUESTS; NOTICES OF ISSUANCE. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of facsimile transmission) in the form of Exhibit C thereof prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each, a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

        (b) The Letter of Credit Issuer shall, promptly after each issuance of or amendment to a Standby Letter of Credit by it, give the Administrative Agent, each RF Bank and the Borrower written notice of such issuance or amendment, accompanied by a copy to the Administrative Agent of such Standby Letter of Credit or amendment.

        (c) Each Letter of Credit Issuer (other than BTCo) shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Trade Letters of Credit issued by such Letter of Credit Issuer for the previous week. The Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such period the aggregate daily Stated Amount available to be drawn under all outstanding Trade Letters of Credit during the preceding calendar month.

        2.04 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 3:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Base Rate Margin as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

        (b) The Borrower's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform substantially to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a court of competent jurisdiction.

        2.05 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other RF Bank, and each such RF Bank (each, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Adjusted RF Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the RF Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments or Adjusted RF Percentages of the RF Banks pursuant to
Section 1.13 and/or 12.04(b) or upon a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section
2.05 to reflect the new Adjusted RF Percentages of the assigning and assignee RF Bank or of all RF Banks, as the case may be.

        (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

        (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the

Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Adjusted RF Percentage of such payment in U.S. dollars and in same day funds; PROVIDED, HOWEVER, that no Participant shall be obligated to pay to the Administrative Agent its Adjusted RF Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant's Adjusted RF Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted RF Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted RF Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted RF Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant's Adjusted RF Percentage of any such payment.

        (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted RF Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Adjusted RF Percentage of the principal amount thereof and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

        (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (PROVIDED that no Participant shall be required to make payments resulting from the Administrative Agent's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

        (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

        (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

        (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

        (v)  the occurrence of any Default or Event of Default.

        (f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Adjusted RF Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; PROVIDED that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

        2.06 INCREASED COSTS. If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive

(whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Participant's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

        SECTION 3.  FEES; COMMITMENTS.

        3.01 FEES. (a) The Borrower agrees to pay to the Agent a commitment commission ("Commitment Commission") for the account of each Non-Defaulting Bank with a Revolving Commitment for the period from and including the Initial Borrowing Date to but not including the date upon which the Total Revolving Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum on such Bank's Unutilized Revolving Commitment on such day. Such Commitment Commission shall be due and payable in arrears on the last Business Day of each March, June, September and December (commencing March 31, 1997) and on the date upon which the Total Revolving Commitment is terminated.

        (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Bank, PRO RATA on the basis of their respective Adjusted RF Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed for each day at a per annum rate equal to (x) in the case of a Standby Letter of Credit, the Applicable Eurodollar Margin for such day multiplied by the then daily Stated Amount of such Standby Letter of Credit and (y) in the case of a Trade Letter of Credit, 1.25% on the then daily Stated Amount of such Trade Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year (commencing March 31, 1997) and on the date upon which the Total Revolving Commitment is terminated.

        (c) The Borrower agrees to pay to the Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") computed for each day at the rate of 1/4 of 1% per annum on the then Stated Amount of such Letter of Credit, PROVIDED that in no event shall the annual Facing Fee be less than $500.
Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year (commencing March 31, 1997) and on the date upon which the Total Revolving Commitment is terminated.

        (d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

        (e) The Borrower shall pay to (x) each Agent on the Initial Borrowing Date, for its own account and/or for distribution to the Banks, such fees as heretofore agreed by the Borrower and the Agents and (y) the Administrative Agent, for its own account, such other fees as agreed to between the Borrower and the Administrative Agent, when and as due.

        (f) All computations of Fees shall be made in accordance with Section 12.07(b).

AT      3.02  VOLUNTARY REDUCTION OF COMMITMENTS.  Upon at least one Business
Day's prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, PROVIDED that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each Bank, (y) no such reduction shall reduce any Non-Defaulting Bank's Revolving Commitment to an amount that is less than the outstanding Revolving Loans of such Bank and (z) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $1,000,000.

        3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total Commitment (and the A Term Commitment, B Term Commitment and Revolving Commitment of each Bank) shall terminate in its entirety on the Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

        (b) Each of the Total A Term Commitment and Total B Term Commitment shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of A Term Loans and B Term Loans on such date).

        (c) The Total Revolving Commitment shall terminate in its entirety on the earlier of (i) the RF Maturity Date and (ii) the date on which any Change of Control occurs.

        (d) The Total Revolving Commitment shall be reduced on each of the dates set forth below in the aggregate amount specified opposite such date (each, a "Scheduled Reduction").

                       Date                          Amount
                       -----                         -------

                       November 13, 2000             $ 5,000,000
                       November 13, 2001             $10,000,000

        (e) On each date upon which a mandatory repayment of Term Loans pursuant to Section 4.02(A)(c), (d), (e), (f), (g) or (h) is required (and exceeds in amount the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Revolving Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Section (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

        (f) Each partial reduction of the Total Revolving Commitment pursuant to this Section 3.03 shall apply proportionately to the Revolving Commitment of each Bank.

        SECTION 4.  PAYMENTS.

        4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are A Term Loans, B Term Loans, Revolving Loans (and, if so, whether Acquisition Loans or Working Capital Loans) or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans (other than Swingline Loans, with respect to which notice shall be given by the Borrower on the day of prepayment) and at least two Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) (x) each partial prepayment of any Borrowing (other than a Borrowing of Swingline Loans) shall be in an aggregate principal amount of at least $500,000 and (y) each partial prepayment of any Borrowing of Swingline Loans shall be in an aggregate principal amount of at least $50,000, PROVIDED that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, PROVIDED, that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loans of a Defaulting Bank; and (v) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied to A Term Loans (in an amount equal to the A TF Percentage of such prepayment) and B Term Loans (in an amount equal to the B TF Percentage of such prepayment) and shall reduce the remaining Scheduled Repayments of each of the A Term Loans and the B Term Loans in direct order of maturity.

        4.02  MANDATORY PREPAYMENTS.

        (A)  REQUIREMENTS:


        (a) (i) If on any date the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Banks, Swingline Loans and the Letter of Credit Outstandings, exceeds the Adjusted Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans of Non-Defaulting Banks, in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Banks, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations or until all Letters of Credit so secured expire undrawn, at which time such amount shall be returned to the Borrower). In addition, if on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Acquisition Loans exceeds the Acquisition Sublimit in effect, the Borrower shall repay on such date that principal amount of Acquisition Loans in an aggregate amount equal to such excess.

          (ii) If on any date the aggregate outstanding principal amount of the Revolving Loans made by a Defaulting Bank exceeds the Revolving Commitment of such Defaulting Bank, the Borrower shall repay principal of Revolving Loans of such Defaulting Bank in an amount equal to such excess.

        (b) (i) On the last Business Day of each fiscal quarter of Holdings ending closest to each date set forth below, the Borrower shall be required to repay the principal amount of A Term Loans set forth opposite such date (each such repayment, together with each repayment of B Term Loans required by clause
(b)(ii) below, as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled Repayment"):



                     Date                             Amount
                     ----                             ------

                    March 31, 1997                   $86,250
                    June 30, 1997                    $86,250
                    September 30, 1997              $230,000
                    December 31, 1997               $172,500

                    March 31, 1998                  $262,500
                    June 30, 1998                   $262,500
                    September 30, 1998              $700,000
                    December 31, 1998               $525,000

                    March 31, 1999                  $525,000
                    June 30, 1999                   $525,000
                    September 30, 1999            $1,400,000
                    December 31, 1999             $1,050,000

                    March 31, 2000                  $825,000
                    June 30, 2000                   $825,000
                    September 30, 2000            $2,200,000
                    December 31, 2000             $1,650,000

                    March 31, 2001                  $866,250
                    June 30, 2001                   $866,250
                    September 30, 2001            $2,310,000
                    December 31, 2001             $1,732,500

                    Date                             Amount
                    ----                             ------

                    March 31, 2002                $1,450,000
                    A TF Maturity Date            $1,450,000

          (ii) On the last Business Day of each fiscal quarter of Holdings ending closest to each date set forth below, the Borrower shall be required to repay the principal amount of B Term Loans as set forth opposite such date:


                     Date                             Amount
                     ----                             ------

                    March 31, 1997                   $62,500
                    June 30, 1997                    $62,500
                    September 30, 1997               $62,500
                    December 31, 1997                $62,500

                    March 31, 1998                   $62,500
                    June 30, 1998                    $62,500
                    September 30, 1998               $62,500
                    December 31, 1998                $62,500

                    March 31, 1999                   $62,500
                    June 30, 1999                    $62,500
                    September 30, 1999               $62,500
                    December 31, 1999                $62,500

                    March 31, 2000                   $62,500
                    June 30, 2000                    $62,500
                    September 30, 2000               $62,500
                    December 31, 2000                $62,500

                    March 31, 2001                   $62,500
                    June 30, 2001                    $62,500
                    September 30, 2001               $62,500
                    December 31, 2001                $62,500

                    March 31, 2002                   $62,500
                    June 30, 2002                    $62,500
                    September 30, 2002            $3,000,000
                    December 31, 2002             $2,125,000

                    Date                             Amount
                    ----                             ------

                    March 31, 2003                $1,725,000
                    June 30, 2003                 $1,725,000
                    September 30, 2003            $4,600,000
                    December 31, 2003             $3,450,000

                    March 31, 2004                $3,500,000
                    B TF Maturity Date            $3,500,000

        (c) On the fifth Business Day following the date of receipt thereof by Holdings and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of the then outstanding Term Loans, PROVIDED that up to an aggregate of $3,000,000 of the Net Cash Proceeds from Asset Sales shall not be required to be used to so repay Term Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if
(x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Administrative Agent no later than five Business Days following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

        (d) On the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of the incurrence of Indebtedness by Holdings or any of its Subsidiaries (other than Indebtedness permitted by Section 8.04 as in effect on the Effective Date), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

        (e) On the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of any sale or issuance of its equity or any equity contribution (other than equity issued to management and other employees of Holdings and its Subsidiaries as provided for in Section 8.09(a)(ii) and in connection with the Equity Financing) and 100% of any amount of cash received by the Borrower in connection with any capital contributions shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

        (f) On each date which is 90 days after the last day of each fiscal year of Holdings (commencing with the fiscal year ending on December 31, 1997), 75% of Excess Cash Flow for the fiscal year then last ended (or 50% if the Leverage Ratio as of the last day of such fiscal year was 4.0:1 or less) (or in the case of the first payment to be made hereunder, the period commencing on the Initial Borrowing Date and ending December 31, 1997) shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

        (g) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans.

        (h) Notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent not theretofore repaid pursuant to the provisions of this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (ii) all outstanding Revolving Loans shall be repaid in full on the RF Maturity Date.

        (i) On the date on which any Change of Control occurs, the outstanding principal amount of the Term Loans, if any, shall become due and payable in full.

        (B)  APPLICATION:

        (a) Each mandatory repayment of Term Loans required to be made pursuant to Section 4.02(A) (other than pursuant to clause (b) thereof) shall be applied (x) to the A Term Loans in an amount equal to the A TF Percentage of such prepayment and to the B Term Loans in an amount equal to the B TF Percentage of such prepayment and (y) to reduce the then remaining Scheduled Repayments of the respective Facility on a PRO RATA basis (based upon the then remaining Scheduled Repayments of the respective Facility).

        (b) With respect to each prepayment of Loans required by Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, PROVIDED that (i) Eurodollar Loans may so be designated for prepayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans made pursuant to such Facility with Interest Periods ending on such date of required prepayment and all Base Rate Loans made pursuant to such Facility have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (iii) each prepayment of any Revolving Loans made by Non-Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such Revolving Loans; and (iv) each prepayment of any Revolving Loans made by Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

        4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its PRO RATA share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.
Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent or any Bank, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of the Administrative Agent or a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office is located, or in the case of any Bank, the applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the

Borrower. The Borrower agrees to indemnify and hold harmless and reimburse the Administrative Agent and each Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Administrative Agent or Bank, as the case may be.

        (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each such Bank agrees that, from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes to the extent that such Bank has not provided to the Borrower Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to any such Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) of the last sentence of this
Section 4.04(b) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

        (c) If the Borrower pays any additional amount under this Section 4.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Bank shall pay to the Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such refund, reduction or credit.

        SECTION 5.  CONDITIONS PRECEDENT.

        5.01 CONDITIONS PRECEDENT TO INITIAL BORROWING DATE. The obligation of the Banks to make Loans, and of the Letter of Credit Issuer to issue Letters of Credit, on the Initial Borrowing Date is subject to the satisfaction of each of the following conditions at such time:

        (a)  EFFECTIVENESS; NOTES.  On or prior to the Initial Borrowing Date,
(i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

        (b) OPINIONS OF COUNSEL. On the Initial Borrowing Date, the Administrative Agent shall have received opinions, addressed to each Agent and each of the Banks and dated the Initial Borrowing Date, from (i) Simpson, Thacher and Bartlett, special New York counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-1 hereto, (ii) Hinckley, Allen & Snyder, special Rhode Island counsel to Acquisition Corp., AMTROL and the Subsidiaries of AMTROL, which opinion shall cover the matters contained in Exhibit E-2 hereto, (iii) White & Case, special counsel to the Agents, which opinion shall cover the matters contained in Exhibit E-3 hereto and (iv) such local counsel, if any, reasonably satisfactory to the Agents as the Agents may request, which opinions shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and shall be in form and substance satisfactory to the Agents.

        (c) CORPORATE PROCEEDINGS. (I) On the Initial Borrowing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the President or any Vice-President of each such Credit Party in the form of Exhibit F with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of each such Credit Party, (y) the resolutions, or such other administrative approval, of each such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation and by-laws) shall be reasonably satisfactory to the Agents and (z) in the case of the certificate from the Borrower, a statement that all of the applicable conditions set forth in Sections 5.01(g), (h) and (i) and 5.02 exist as of such date.

        (II) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agents may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

        (d) PLANS; ETC. On or prior to the Initial Borrowing Date, there shall have been made available to the Administrative Agent true and correct copies of:

        (i) any Plans of Holdings or any of its Subsidiaries, and for each such Plan the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan most recently filed with the Internal Revenue Service;

        (ii) any collective bargaining agreements or any other similar agreement or arrangements covering the employees of Holdings or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements");

         (iii) all agreements evidencing or relating to the Existing Indebtedness (the "Existing Indebtedness Agreements");

        (iv) all agreements entered into by Holdings or the Borrower governing the terms and relative rights of its capital stock (collectively, the "Shareholders' Agreements");

        (v) any material agreement with respect to the management of Holdings or any of its Subsidiaries (collectively, the "Management Agreements");

        (vi) any material employment agreements entered into by Holdings or any of its Subsidiaries (collectively, the "Employment Agreements"); and

        (vii) any tax sharing, tax allocation and other similar agreements entered into by Holdings and/or any of its Subsidiaries (collectively, the "Tax Sharing Agreements");

all of which shall be in form and substance reasonably satisfactory to the Agents and shall be in full force and effect on the Initial Borrowing Date.

        (e) ADVERSE CHANGE, ETC. From December 31, 1995 to the Initial Borrowing Date, nothing shall have occurred (and neither the Banks nor the Agents shall have become aware of any facts or conditions not previously known) which either Agent or the Required Banks shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Agents hereunder or under any other Credit Document, or on the ability of the Credit Parties to perform their obligations to them, or (b) has, or is reasonably likely to have, a Material Adverse Effect.

        (f) LITIGATION. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Document or (b) which either Agent or the Required Banks shall determine could reasonably be expected to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the rights or remedies of the Banks or the Agents hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Banks or the Agents hereunder or under any other Credit Document.

        (g) APPROVALS. On the Initial Borrowing Date, all material necessary governmental and third party approvals in connection with the transactions contemplated by the Credit Documents and the other Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or either Agent, materially adverse conditions upon the consummation of such transactions.

        (h)  CAPITALIZATION.  (I)  On or prior to the Initial Borrowing Date,
(i) Cypress and its Affiliates and the Management Investors shall have contributed at least $68.0 million in cash to Holdings as a common equity contribution, (ii) Holdings shall have contributed the full amount received by it pursuant to preceding clause (i) to the capital of the Borrower as a common equity contribution, (iii) the Borrower shall have utilized the full amount of such cash contribution to make payments owing in connection with the Transaction prior to, or concurrently with, the utilization of any proceeds of Loans for such purpose and (iv) the amount of such cash contribution, when aggregated with the cash proceeds of the issuance or incurrence of the Senior Subordinated Notes, the Term Loans, cash on hand at AMTROL and up to $5,000,000 of Revolving Loan, shall be sufficient to consummate the Merger, to pay all fees and expenses arising in connection with the Transaction and to effect the Option Cancellation.

        (II) On or prior to the Initial Borrowing Date, (i) the Borrower shall have received gross cash proceeds of at least $115,000,000 from the issuance by the Borrower of the Senior Subordinated Notes and (ii) the Borrower shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction prior to, or concurrently with, the utilization of any proceeds of Loans for such purpose.

        (i) CONSUMMATION OF THE MERGER, ETC. (I) On or prior to the Initial Borrowing Date, (i) the Merger, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of Holdings, Acquisition Corp. and AMTROL and (ii) the Merger shall have been consummated in accordance with the Merger Documents and all applicable laws.

        (II) On or prior to the Initial Borrowing Date, the Agents and the Banks shall have received true and correct copies of each of the Transaction Documents certified as such by an Authorized Officer of Holdings, each of which shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and in form and substance (including all terms and conditions thereof) reasonably satisfactory to the Agents. On or prior to the Initial Borrowing Date, all material conditions precedent set forth in the Transaction Documents shall have been satisfied and not waived (unless waived with the consent of the Agents) and the Transaction shall have been consummated in accordance with the Transaction Documents and all applicable law.

        (j) SUBSIDIARY GUARANTY. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit G hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

        (k) SECURITY DOCUMENTS. (I) On the Initial Borrowing Date, each Credit Party shall have each duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.

        (II) On the Initial Borrowing Date, each Credit Party shall have each duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

        (i) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

        (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

        (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

        (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement shall be in full force and effect.

        (III) On the Initial Borrowing Date, the Collateral Agent shall have received:

        (i) fully executed counterparts of deeds of trust, mortgages and similar documents, in each case in form and substance reasonably satisfactory to the Collateral Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, each a "Mortgage" and, collectively, the "Mortgages") with respect to each of the Mortgaged Properties, and arrangements reasonably satisfactory to the Collateral Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on the Initial Borrowing Date in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, effectively to create a valid and enforceable first priority mortgage Lien, subject only to Permitted Encumbrances, on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Agents and the Banks;

        (ii) mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgages are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and (A) shall include (to the extent available in the respective jurisdiction of each Mortgaged Property) an endorsement for future advances under this Agreement, the Notes and the Mortgages, and for such other matters that the Collateral Agent in its discretion may reasonably request,
   (B) shall not include an exception for mechanics' liens, and (C) shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent in its discretion may reasonably request; and

        (iii) such estoppel letters, landlord waiver letters, non-disturbance letters and similar assurances as may have been reasonably requested by the Collateral Agent, which letters shall be in form and substance reasonably satisfactory to the Collateral Agent.

        (l) SOLVENCY. On the Initial Borrowing Date, the Borrower shall have delivered to the Administrative Agent, a solvency letter in the form of Exhibit J hereto from the Chief Financial Officer of the Borrower, expressing opinions of value and other appropriate facts or information regarding the solvency of the Borrower.

        (m) INSURANCE POLICIES. On the Initial Borrowing Date, the Collateral Agent shall have received evidence of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Agents and, with respect to all casualty insurance, naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be cancelled or revised without at least 30 days' prior written notice by the insurer to the Collateral Agent.

        (n) ENVIRONMENTAL ASSESSMENTS. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received environmental assessments from GaiaTech and in form, scope and substance reasonably satisfactory to the Agents and the Required Banks, together with reliance letters with respect thereto.

        (o) EXISTING INDEBTEDNESS. On the Initial Borrowing Date and after giving effect to the Transaction and the Loans then incurred, neither Holdings nor any of its Subsidiaries shall have any preferred stock or Indebtedness outstanding except for (i) the Loans, (ii) the Senior Subordinated Notes and
(iii) the Existing Indebtedness. On and as of the Initial Borrowing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby, and there shall not be any material amendments or modifications to the Existing Indebtedness Agreements other than as requested or approved by the Agents. On and as of the Initial Borrowing Date, the Agents shall be reasonably satisfied with the amount of and the terms and conditions of all Existing Indebtedness.

        (p) CONSENT LETTER. On the Initial Borrowing Date, the Administrative Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit K hereto, indicating its consent to its appointment by each Credit Party as its agent to receive service of process.

        (q) FEES. On the Initial Borrowing Date, the Borrower shall have paid to the Agents and the Banks all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

        5.02 CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of each Bank to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of the Letter of Credit Issuer to issue any Letter of Credit is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

        (a) NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of
Section 1.02 with respect to the incurrence of Term Loans, Revolving Loans or Swingline Loans, as the case may be, or a Letter of Credit Request meeting the requirements of Section 2.03 with respect to the issuance of a Letter of Credit.

        (b) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

        The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agents and each of the Banks that all of the applicable conditions specified in Section 5.01 (in the case of the Credit Events occurring on the Initial Borrowing Date) and/or 5.02, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Agents.

        SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans, it being understood and agreed that, notwithstanding any statement to the contrary contained in this
Section 6, each of Holdings and the Borrower makes the following representations and warranties solely with respect to itself and its respective Subsidiaries:

        6.01  CORPORATE STATUS.  Each of Holdings and each of its Subsidiaries
(i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

        6.02 CORPORATE POWER AND AUTHORITY. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether enforcement is sought in equity or at law) and an implied covenant of good faith and fair dealing.

        6.03 NO VIOLATION. Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of Holdings or any of its Subsidiaries.

        6.04 LITIGATION. There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened with respect to Holdings or any of its Subsidiaries (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on (a) the rights or remedies of the Banks or on the ability of any Credit Party to perform its respective obligations to them hereunder and under the other Credit Documents to which it is a party or (b) the consummation of the Transaction.

        6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Term Loans shall be utilized on the Initial Borrowing Date (i) to finance the Merger, (ii) to pay certain fees, premiums and expenses relating to the Transaction and (iii) to effect the Option Cancellation.

        (b) The proceeds of all Revolving Loans may be used (i) in an amount not to exceed $5,000,000 for the purposes described in Section 6.05(a)(i) and
(ii) as provided in the following sentence. The proceeds of Acquisition Loans may only be utilized to finance Permitted Acquisitions, while the proceeds of Working Capital Loans may be utilized for general corporate and working capital purposes, other than to finance Permitted Acquisitions.

        (c) The proceeds of all Swingline Loans may be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries (other than to finance Permitted Acquisitions).

        (d) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

        6.06 GOVERNMENTAL APPROVALS. Except for filings and recordings in connection with the Security Documents, SEC filings and those items listed on Annex III, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document to which Holdings or any of its Subsidiaries is a party or (ii) the legality, validity, binding effect or enforceability of any such Document.

        6.07 INVESTMENT COMPANY ACT. Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        6.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6.09 TRUE AND COMPLETE DISCLOSURE. Except with respect to projections and PRO FORMA financial information, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Agents or any Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to Holdings or the Borrower which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

        6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Initial Borrowing Date, on a PRO FORMA basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the Loans and the Senior Subordinated Notes), and Liens created, and to be created, by each Credit Party in connection therewith, (x) the sum of the assets, at a fair valuation, of each of Holdings and its Subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis) will exceed its debts, (y) the Borrower will not have incurred or intended to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each of Holdings and the Borrower will not have unreasonably small capital with which to conduct its business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        (b) The consolidated balance sheet of AMTROL at December 31, 1994, December 31, 1995 and September 28, 1996 and the related consolidated statements of operations and cash flows of AMTROL for the fiscal years or the nine-month period, as the case may be, ended as of said dates, which, in the case of the annual financial statements, have been examined by Arthur Andersen, L.L.P., independent certified public accountants, who delivered an unqualified opinion in respect therewith, copies of which have heretofore been furnished to each Bank, present fairly the financial position of such entities at the dates of said statements and the results for the periods covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements and, in the case of the September 28, 1996 financial statements, subject to normal and recurring year-end audit adjustment. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements. The PRO FORMA consolidated balance sheet of the Borrower as of September 28, 1996, a copy of which has heretofore been furnished to each Bank, presents a good faith estimate of the consolidated PRO FORMA financial condition of the Borrower (after giving effect to the Transaction and the related financing thereof) as at the date thereof). Nothing has occurred since September 28, 1996 that has had or could reasonably be expected to have a Material Adverse Effect.

        (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Holdings and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to September 28, 1996.

        6.11 SECURITY INTERESTS. On and after the Initial Borrowing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except
(x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto), in favor of the Collateral Agent for the benefit of the Banks. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreement) which shall have been made upon or prior to (or are the subject of arrangements, reasonably satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof.

        6.12 CONSUMMATION OF TRANSACTION. As of the Initial Borrowing Date, the Transaction shall have been consummated in accordance with the material terms and conditions of the Transaction Documents and all applicable laws. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Transaction. As of the Initial Borrowing Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Transaction, or the making of Loans or the performance by any Credit Party of their respective obligations under the Documents.

        6.13 TAX RETURNS AND PAYMENTS. Each of Holdings and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles. Each of Holdings and each of its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of Holdings) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. Neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

        6.14 COMPLIANCE WITH ERISA. Except to the extent that all events and obligations described in the following clauses of this Section 6.14 and at any time hereafter in existence would not in the aggregate have a Material Adverse Effect, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; neither Holdings nor any ERISA Affiliate has incurred or reasonably expects to incur, and to Holdings' knowledge, no condition exists which presents a material risk to Holdings or any ERISA Affiliate of incurring, any liability, nor has a lien been imposed against the assets of Holdings or any ERISA Affiliate, on account of a Plan under the Code or ERISA; each Plan

(and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA no action, suit, proceeding, hearing or audit or, to the knowledge of Holdings, no investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or to the knowledge of Holdings is, expected or threatened. In addition, using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, to the knowledge of Holdings, the aggregate liabilities which would be payable in any fiscal year of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not result in any liability to Holdings, any Subsidiary or any ERISA Affiliate; and Holdings and its Subsidiaries do not maintain or contribute to any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which as a consequence of any termination or other extraordinary event (other than benefits in the ordinary course) could reasonably be expected to have an adverse effect on the ability of Holdings or the Borrower to perform its obligations under this Agreement or (ii) Plan, the obligations with respect to which could reasonably be expected to have an adverse effect on the ability of Holdings or the Borrower to perform its obligations under this Agreement.

        6.15 SUBSIDIARIES. (a) Prior to the consummation of the Merger, (i) Holdings has no Subsidiaries other than the Borrower and (ii) the Borrower has no Subsidiaries.

        (b) On and as of the Initial Borrowing Date and after giving effect to the consummation of the Transaction, Holdings has no Subsidiaries other than the Borrower and its Subsidiaries and the Borrower has no Subsidiaries other than those Subsidiaries listed on Annex IV. Annex IV correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Merger, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

        6.16 INTELLECTUAL PROPERTY. Holdings and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

        6.17 ENVIRONMENTAL MATTERS. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Initial Borrowing Date, under any Environmental Law have been secured and Holdings and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or which could affect the ability of Holdings or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would reasonably be expected to constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not reasonably likely to, in the aggregate, have a Material Adverse Effect. There are as of the Initial Borrowing Date no Environmental Claims pending or, to the best of its knowledge threatened, which (i) question the validity, term or entitlement of Holdings or any Subsidiaries for any permit, license, order or registration required for the operation of any facility which Holdings or any of its Subsidiaries currently operates and (ii) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences concerning the business or operations of Holdings or any of its Subsidiaries, or any Real Property at any time owned or operated by Holdings or any of its Subsidiaries or on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any of their respective Real Property or (ii) to cause any such currently owned or operated Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually, or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

        (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries or (ii) released on or from any such Real Property, in each case where such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

        6.18 PROPERTIES. Holdings and each of its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned by them, including all Real Property reflected in the consolidated balance sheet of AMTROL as of September 28, 1996 referred to in
Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.03. Annex V contains a true and complete list of each Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date and after giving effect to the Transaction, and the type of interest therein held by Holdings or the respective Subsidiary.

        6.19 LABOR RELATIONS. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or, to the best of its knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or, to the best of its knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best of its knowledge, threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

        6.20 SENIOR SUBORDINATED NOTES. The subordination provisions contained in the Senior Subordinated Notes are enforceable by the Banks against the Borrower and the holders of such Senior Subordinated Notes, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (regardless of whether enforcement is sought in equity or at law) and an implied covenant of good faith and fair dealing and all Obligations of the Borrower are or will be within the definition of "Senior Indebtedness" included in such provisions of the Senior Subordinated Note Documents.

        6.21 EXISTING INDEBTEDNESS. Annex VI sets forth a true and complete list of all Indebtedness of Holdings and each of its Subsidiaries as of the Initial Borrowing Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and the Senior Subordinated Notes, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

        6.22 COMPLIANCE WITH STATUTES, ETC. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

        6.23 SPECIAL PURPOSE CORPORATIONS. Holdings and Acquisition Corp. were formed to effect the Transaction. Prior to the consummation of the Transaction, (i) Holdings had no significant assets (other than the capital stock of Acquisition Corp.) or liabilities (other than those liabilities under the Merger Documents) and (ii) the Borrower had no significant assets or liabilities (other than those liabilities under the Merger Documents).

        SECTION 7. AFFIRMATIVE COVENANTS. Each of Holdings and the Borrower hereby covenants and agrees with respect to itself and its Subsidiaries that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

        7.01  INFORMATION COVENANTS.  Holdings will furnish to each Bank:

        (a) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of Holdings, the audited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Holdings or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

        (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the unaudited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such quarterly period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or controller of Holdings, subject to changes resulting from audit and normal year-end audit adjustments.

        (c) MONTHLY REPORTS. As soon as practicable, and in any event within 30 days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in such fiscal year) the unaudited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such period, and the related unaudited consolidated statements of income and retained earnings for such period, setting forth comparative figures for the corresponding period of the previous year, all of which shall be certified by the chief financial officer or controller of Holdings subject to changes resulting from audit and normal year-end audit adjustments.

        (d) BUDGETS; ETC. Not more than 60 days after the commencement of each fiscal year of Holdings, a consolidated budget of Holdings and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a), (b) and (c), a comparison of the current year-to-date financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

        (e) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer, controller or other Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate (x) in the case of the certificate delivered pursuant to Sections 7.01(a) and (b), shall set forth the calculations required to establish (I) the Leverage Ratio for the Test Period ending on the last day of the fiscal year or period covered by such financial statements and (II) whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.05, 8.07, 8.09(a) (but only to the extent Holdings has made payments of the type described in clause (ii) thereof in such period or year), 8.11, 8.12 and
8.13 as at the end of such fiscal period or year, as the case may be, and (y) in the case of the certificate delivered pursuant to Section 7.01(a), shall set forth the amount of the Excess Cash Flow for the fiscal year covered by such financial statements.

        (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after any officer of Holdings or the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto and (y) the commencement of, or any significant development in, any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect or is reasonably likely to have a material adverse effect on the ability of

Holdings or any of its Subsidiaries to perform its obligations hereunder or under any other Credit Document.

        (g) ENVIRONMENTAL MATTERS. Promptly after obtaining knowledge of any of the following (but only to the extent that any of the following could reasonably be expected to (x) have a Material Adverse Effect, either individually or in the aggregate, or (y) result in a remedial cost to Holdings or any of its Subsidiaries in excess of $1,000,000), written notice of:

        (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

        (ii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or
   (y) would reasonably be anticipated to result in an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

        (iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that would reasonably be anticipated to result in such Real Property being subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

        (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings' or the relevant Subsidiary's response or proposed response thereto. In addition, Holdings agrees to provide the Banks with copies of all material communications by Holdings or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Banks.

        (h) OTHER INFORMATION. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by Holdings or any of its Subsidiaries, (ii) copies of all financial statements, proxy statements, notices and reports as Holdings or any of its

Subsidiaries shall send generally to analysts and the holders of the Senior Subordinated Notes in their capacity as such holders (to the extent not theretofore delivered to the Banks pursuant to this Agreement) and with reasonable promptness, such other information or documents (financial or otherwise) as either Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

        7.02 BOOKS, RECORDS AND INSPECTIONS. Holdings will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of Holdings, officers and designated representatives of the Agents or the Required Banks to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agents or the Required Banks may desire, it being understood that the Agents shall be permitted to conduct such inspections, examinations and discussions at the request of any Bank and the results of any such inspection, examination or discussion may be made available by the Agents to such Bank.

        7.03 INSURANCE. Holdings will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. Holdings will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent on the Initial Borrowing Date and thereafter, upon request of the Administrative Agent, a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.

        7.04 PAYMENT OF TAXES. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries, PROVIDED that neither Holdings nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

        7.05 CORPORATE FRANCHISES. Holdings will do, and will cause each Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its material rights and franchises, other than those the failure to preserve which could not reasonably be expected to have a Material Adverse

Effect, PROVIDED that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

        7.06 COMPLIANCE WITH STATUTES, ETC. Holdings will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

        7.07 ERISA. As soon as possible and, in any event, within fifteen days after the chief financial officer or chief executive officer of Holdings, or within twenty days after the chief financial officer or chief executive officer of any Subsidiary of Holdings or any ERISA Affiliate, knows or has reason to know of the occurrence of any of the following events (but in each case, only to the extent that it is reasonably likely that the liability of Holdings and its Subsidiaries attributable to such event will be at least $500,000), Holdings will deliver to each of the Banks a certificate of Holdings setting forth in reasonable detail as to such occurrence and the action, if any, that Holdings, Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has not been timely made; that a Plan has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; or that some action has been taken or proceedings have been instituted which would be reasonably likely to cause any such termination, reorganization, partition or declaration or result in the filing of any such application; that a Plan has an Unfunded Current Liability; that proceedings may reasonably be expected to be or have been instituted to appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may reasonably be expected to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings has incurred or is reasonably likely to incur any liability as a consequence of any termination or other extraordinary event (other than benefits in the ordinary course) in connection with any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. Upon the request of the Agent, Holdings will deliver to each of the Banks a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks as soon as practicable, but in no event later than 20 days, after such request is received.

        7.08 GOOD REPAIR. Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment necessary in the operation of its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

        7.09 END OF FISCAL YEARS; FISCAL QUARTERS. Holdings will, and will cause each of its Subsidiaries to, maintain for financial reporting purposes a fiscal year and fiscal quarters on the same basis as are maintained on the Initial Borrowing Date.

        7.10 USE OF PROCEEDS. All proceeds of the Loans shall be used as provided in Section 6.05.

        7.11 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) The Borrower will, and will cause its Subsidiaries to, grant to the Collateral Agent security interests and mortgages in Real Property acquired after the Initial Borrowing Date as may be reasonably requested from time to time by the Administrative Agent and/or the Required Banks (collectively, the "Additional Mortgages"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and/or the Required Banks and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral

Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

        (b) The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent and/or the Required Banks to assure itself that this Section 7.11 has been complied with.

        (c) Each of the Credit Parties agrees that each action required above by this Section 7.11 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Banks, as the case may be, PROVIDED that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.11.

        7.12 INTEREST RATE AGREEMENT. The Borrower (x) will, no later than the date occurring 60 days after the Initial Borrowing Date, enter into Interest Rate Agreements which cover for at least two years from the Initial Borrowing Date at least $30,000,000 of the outstanding Term Loans on terms reasonably satisfactory to the Agents and (y) may thereafter, enter into Interest Rate Agreements which cover additional amounts of outstanding Term Loans on terms (and in such amounts) reasonably satisfactory to the Agents.

        7.13 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a)(i) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. If required to do so under any applicable directive or order of any governmental agency, the Borrower agrees to undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that the Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; PROVIDED that it will not constitute a breach of this Section 7.13 if a Person other than the Borrower and its Subsidiaries takes such action on behalf of the Borrower and its Subsidiaries.

        (b) At the request of the Agent or the Required Banks at any time and from time to time during the existence of this Agreement: (i) if an Event of Default exists under this Agreement and (ii) upon the reasonable belief by the Administrative Agent that Holdings or any of its Subsidiaries has breached in any material respect any representation or covenant herein with respect to any environmental matters affecting any Mortgaged Property and such breach is continuing and/or a notice has been provided under Section 7.01(g), Holdings will provide, at its sole cost and expense (or will cause the relevant Subsidiary to provide at its sole cost and expense), an environmental site assessment report reasonable in scope concerning any Mortgaged Property that is the subject of the breach or notice of Holdings or its Subsidiaries, prepared by GaiaTech or other environmental consulting firm reasonably acceptable to the Agents, indicating the presence or Release of Hazardous Materials on or from any such Mortgaged Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Mortgaged Property. If Holdings fails to provide the same after thirty days' notice, the Agent may order the same, and Holdings shall grant and hereby grants to the Agent and the Banks and their agents access to such Mortgaged Property and specifically grants the Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment all at Holdings' reasonable expense, which assessments, if obtained, will be provided to Holdings.

        7.14  CONSUMMATION OF THE MERGER.  Promptly following the making of
Term Loans to the Borrower, but in any event on the Initial Borrowing Date, AMTROL, as the surviving corporation of the Merger, shall execute and deliver an Acknowledgment Agreement in the form of Exhibit M and the Notes delivered pursuant to Section 5.01. After giving effect to the Merger, AMTROL shall succeed to all rights and obligations of Acquisition Corp. as were existing immediately prior to the Merger (including, without limitation, all obligations under this Agreement and the other Credit Documents to which Acquisition Corp. is a party). Simultaneously with the Merger, all capital stock of

AMTROL, as the surviving corporation of the Merger, shall be pledged pursuant to the Pledge Agreement, and all stock certificates evidencing such shares of capital stock of AMTROL after giving effect to the Merger shall be delivered to the Collateral Agent.

        7.15 POST-CLOSING OBLIGATIONS. Within 25 Business Days of the Initial Borrowing Date, each of the Borrower and AMTROL International shall have (i) duly authorized, executed and delivered a share mortgage in form and substance satisfactory to the Collateral Agent (the "Hong Kong Mortgage"), granting a security interest in favor of the Collateral Agent in the capital stock of AMTROL Asia Pacific, (ii) accomplished all other recordings and filings of, or with respect to, the Hong Kong Mortgage as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Hong Kong Mortgage and (iii) delivered to the Collateral Agent the capital stock referred to in the Hong Kong Mortgage then owned by the Borrower and AMTROL International, together with executed and undated stock powers or such other transfer instruments as may be required under Hong Kong law.

        SECTION 8. NEGATIVE COVENANTS. Each of Holdings and the Borrower hereby covenants and agrees with respect to itself and its Subsidiaries that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

        8.01 CHANGES IN BUSINESS. (a) The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries from that conducted by AMTROL and its Subsidiaries on the Initial Borrowing Date (immediately prior to the Merger), provided that this Section 8.01 shall not restrict the making of any investment expressly permitted by Section 8.06.

        (b) Holdings will not engage in any business other than its ownership of the capital stock of the Borrower (and no other assets), provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.

        8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. Holdings will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person

(other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

        (a) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or a Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or any Subsidiary Guarantor (or any other Subsidiary), PROVIDED that neither the Borrower nor any Subsidiary Guarantor may be a party to any merger, consolidation or liquidation otherwise permitted by this clause (a) involving a Subsidiary that is not a Wholly-Owned Subsidiary;

        (b) capital expenditures to the extent within the limitations set forth in Section 8.05 hereof;

        (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

        (d) each of the Borrower and the Subsidiary Guarantors may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(d) or would not violate Section 8.07);

        (e) licenses or sublicenses by the Borrower and its Subsidiary Guarantors of intellectual property in the ordinary course of business, PROVIDED, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary Guarantor;

        (f) other sales or dispositions of (I) Designated Assets to the extent consummated prior to December 31, 1997 and (II) any other assets to the extent that the aggregate Net Cash Proceeds received from all such sales and dispositions permitted by this clause (f)(II) shall not exceed $500,000 in any fiscal year of the Borrower, provided that, in the case of both clauses
   (f)(I) and (f)(II), (x) each such sale shall be in an amount at least equal to the fair market value thereof and for proceeds consisting solely of cash (except as set forth on Annex VII) and (y) the Net Cash Proceeds of any such sale are applied to repay the Loans to the extent required by Section 4.02(A)(c), and, PROVIDED FURTHER, that the sale or disposition of the capital stock of (i) the Borrower shall be prohibited and (ii) any Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower;

        (g) any Subsidiary may be liquidated into the Borrower or a Subsidiary Guarantor;

        (h)  Permitted Acquisitions in accordance with Section 8.06(g); and

        (i) the Merger.

        8.03 LIENS. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, except:

        (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Holdings) have been established;

        (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

        (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

        (d) Liens on assets of the Borrower and each Subsidiary existing on the Initial Borrowing Date and listed on Annex VIII hereto and any subsequent renewals or extensions thereof, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

        (e) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 9.09;

        (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), PROVIDED that the aggregate amount of deposits at any time pursuant to this clause (f) shall not exceed $2,000,000;

        (g) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

        (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

        (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

        (j) purchase money Liens securing payables arising from the purchase by the Borrower or any Subsidiary Guarantor of any equipment or goods in the normal course of business, PROVIDED that such payables shall not constitute Indebtedness;

        (k) any interest or title of a lessor under any lease permitted by this Agreement;

        (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price of assets acquired by the Borrower or any Subsidiary Guarantor after the Initial Borrowing Date, PROVIDED that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (l) shall not exceed $500,000 at any time outstanding;

        (m)  Liens created pursuant to Capital Leases permitted pursuant to
   Section 8.04(d);

        (n) Permitted Encumbrances;

        (o) Liens imposed pursuant to Environmental Laws to the extent permitted by Section 7.13 of this Agreement;

        (p) any Lien imposed by ERISA to the extent not in violation of any of the representations, warranties or covenants in respect of ERISA made by Holdings or the Borrower in this Agreement;

        (q) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under Section 8.04; and

        (r) additional Liens securing Indebtedness not in excess of $500,000 at any time outstanding.

        8.04 INDEBTEDNESS. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

        (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

        (b) Indebtedness owing by (i) any Subsidiary Guarantor to another Subsidiary Guarantor or the Borrower and/or (ii) the Borrower to any Subsidiary Guarantor;

        (c) Indebtedness of the Borrower evidenced by the Senior Subordinated Notes, in an aggregate principal amount at any time outstanding not to exceed $115,000,000;

        (d) Capitalized Lease Obligations of the Borrower and its Subsidiary Guarantors, PROVIDED that the aggregate Capitalized Lease Obligations under all Capital Leases entered into after Initial Borrowing Date shall not exceed $2,500,000;

        (e) Existing Indebtedness and any subsequent extension, renewal or refinancing thereof, provided that (x) the aggregate principal amount thereof is not increased and (y) no additional obligees are added;

        (f) Indebtedness under Interest Rate Agreements to the extent entered into in compliance with Section 7.12;

        (g) Indebtedness of Holdings represented by the obligations of Holdings to make payments with respect to the cancellation or repurchase of certain stock of officers, employees and directors (or their estates) of Holdings and its Subsidiaries, to the extent permitted by Section 8.09;

        (h) Indebtedness incurred pursuant to purchase money mortgages permitted by Section 8.03(l);

        (i) Indebtedness constituting intercompany loans and advances to a Foreign Subsidiary to the extent permitted by Section 8.06(j);

        (j) additional Indebtedness of the Borrower, the Subsidiary Guarantors and/or Foreign Subsidiaries not to exceed an aggregate outstanding principal amount of $10,000,000 at any time.

        8.05 CAPITAL EXPENDITURES. (a) Holdings will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, PROVIDED that the Borrower and its Subsidiaries may make Consolidated Capital Expenditures not to exceed in the aggregate (x) $1,750,000 during the period from the Initial Borrowing Date to the end of its fiscal year ending closest to December 31, 1996, (y) $7,000,000 during each of its next two subsequent fiscal years and (z) $6,000,000 during each subsequent fiscal year thereafter.

        (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by such unutilized amount, PROVIDED that such increase shall not exceed $3,000,000 in any fiscal year.

        8.06 ADVANCES, INVESTMENTS AND LOANS. Holdings will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

        (a) the Borrower or any Subsidiary may invest in cash and Cash Equivalents;

        (b) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

        (c) the intercompany Indebtedness described in Section 8.04(b) shall be permitted;

        (d) loans and advances to officers, directors and employees in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding shall be permitted;

        (e) the Borrower and each Subsidiary Guarantor may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        (f) Interest Rate Agreements permitted by Section 8.04(f) shall be permitted;

        (g) the Borrower or any Subsidiary Guarantor may make Permitted Acquisitions not to exceed $25,000,000 (plus amounts returned to the Borrower as a result of sales of such investment or pursuant to a dividend payment thereunder) in the aggregate;

        (h) Holdings may make contributions to an employee stock ownership plan, PROVIDED such contributions are in Holdings Common Stock;

        (i) Holdings may make equity contributions to the capital of the Borrower, and the Borrower may make equity contributions to the capital of any Subsidiary Guarantor;

        (j) the Borrower and any Subsidiary Guarantor may make loans and advances to, and/or equity contributions in, any Foreign Subsidiary, PROVIDED that at no time shall the aggregate outstanding principal amount of all loans and advances made pursuant to this clause (j), when added to the aggregate amount of contributions made pursuant to this clause (j), exceed $10,000,000.

        8.07 LEASES. Holdings will not permit the aggregate payments (including, without limitation, any property taxes paid by Holdings and its Subsidiaries as additional rent or lease payments) by Holdings and its Subsidiaries on a consolidated basis under all agreements to rent or lease any real or personal property (exclusive of Capitalized Lease Obligations) to exceed $2,500,000 in any fiscal year of Holdings.

        8.08 PREPAYMENTS OF INDEBTEDNESS, ETC. Holdings will not, and will not permit any of its Subsidiaries to:

        (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange (except through the issuance of Exchange Senior Subordinated Notes) of the Senior Subordinated Notes;

        (b) amend or modify, or permit the amendment or modification of, any material provisions of any Senior Subordinated Note Documents; and/or

        (c) amend, modify or change in any manner adverse to the interests of the Banks the certificate of incorporation (including, without limitation, by the filing of any certificate of designation) or by-laws of any Credit Party or any agreement entered into by Holdings or the Borrower with respect to its capital stock (including any Equity Financing Document), or any Merger Document or enter into any new agreement in any manner adverse to the interests of the Banks with respect to the capital stock of Holdings or the Borrower.

        8.09 DIVIDENDS, ETC. (a) Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of Holdings or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

        (i) any Subsidiary of the Borrower may pay dividends to the Borrower or to a Subsidiary Guarantor;

        (ii) Holdings may redeem or repurchase Holdings Common Stock (or options to purchase such Holdings Common Stock) from (1) officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with (x) the Stockholders' Agreement and (y) any stock option plan or any employee stock ownership plan, or (2) other stockholders of Holdings, so long as the purpose of such purchase is to acquire Holdings Common Stock for reissuance to new officers, employees and directors (or their estates) of Holdings to the extent so reissued within 12 months of any such purchase, PROVIDED that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom, (y) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased in any calendar year does not exceed $500,000;

        (iii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings for the purposes described in clause (ii), (iv) or (v) of this Section 8.09;

        (iv) the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses, PROVIDED that the aggregate amount of cash Dividends paid pursuant to this clause (iv) shall at no time during any fiscal year of Holdings exceed $200,000;

        (v)  the Option Cancellation shall be permitted; and

        (vi) the Borrower may pay cash Dividends to Holdings in amounts equal to, and made in lieu of, payments otherwise payable at such time to Holdings under the Tax Sharing Agreement.

        (b) Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to Holdings or any Subsidiary, (b) make loans or advances to Holdings or any Subsidiary, (c) transfer any of its properties or assets to Holdings or any Subsidiary or (B) the ability of Holdings or any other Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

        (i) this Agreement, the other Credit Documents and the Senior Subordinated Note Documents;

        (ii)  applicable law;

        (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

        (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and

        (v) Liens permitted under Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, PROVIDED that such prohibitions or restrictions apply only to the assets subject to such Liens.

        8.10 TRANSACTIONS WITH AFFILIATES. Holdings will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Initial Borrowing Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, PROVIDED that the foregoing restrictions shall not apply to (i) the payment by Holdings or the Borrower of fees, expenses and other amounts to Cypress and its Affiliates in connection with the Merger and payments by Holdings, the Borrower and any of its Subsidiaries to Cypress and its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the board of directors of such Person in good faith,
(ii) employment arrangements entered into in the ordinary course of business with officers of Holdings and its Subsidiaries and (iii) customary fees paid to members of the Board of Directors of Holdings and of its Subsidiaries.

        8.11  INTEREST COVERAGE RATIO.  Holdings will not permit the ratio of
(i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any Test Period ending at the end of any fiscal quarter of Holdings set forth below, to be less than the ratio set forth opposite such fiscal quarter:


                         Fiscal Quarter Ending Closest To:          Ratio
                          ---------------------------------         -----

                            December 31, 1996                       1.60
                            March 31, 1997                          1.60
                            June 30, 1997                           1.60
                            September 30, 1997                      1.60
                            December 31, 1997                       1.60
                            March 31, 1998                          1.60
                            June 30, 1998                           1.65
                            September 30, 1998                      1.70
                            December 31, 1998                       1.75
                            March 31, 1999                          1.75
                            June 30, 1999                           1.80
                            September 30, 1999                      1.85
                            December 31, 1999                       1.90
                            March 31, 2000                          1.95
                            June 30, 2000                           2.00
                            September 30, 2000                      2.05
                            December 31, 2000                       2.10
                            March 31, 2001                          2.10
                            June 30, 2001                           2.15

                            September 30, 2001                      2.20
                            December 31, 2001                       2.25
                            March 31, 2002                          2.30
                            June 30, 2002                           2.35
                            September 30, 2002                      2.45
                            December 31, 2002                       2.50
                            March 31, 2003                          2.55
                            June 30, 2003                           2.60
                            September 30, 2003                      2.70
                            December 31, 2003                       2.75
                            March 31, 2004                          2.85
                            June 30,2004                            3.00


        8.12 LEVERAGE RATIO. Holdings will not permit the Leverage Ratio to exceed, as of the end of any fiscal quarter of Holdings set forth below, the ratio set forth opposite such fiscal quarter:


                              Fiscal Quarter Ending Closest To:     Ratio
                               ---------------------------------     -----


                            December 31, 1996                       6.25
                            March 31, 1997                          6.25
                            June 30, 1997                           6.25
                            September 30, 1997                      6.25
                            December 31, 1997                       6.25
                            March 31, 1998                          6.20
                            June 30, 1998                           6.00
                            September 30, 1998                      5.75
                            December 31, 1998                       5.60
                            March 31, 1999                          5.50
                            June 30, 1999                           5.40
                            September 30, 1999                      5.30
                            December 31, 1999                       5.20
                            March 31, 2000                          5.10
                            June 30, 2000                           4.90
                            September 30, 2000                      4.80
                            December 31, 2000                       4.70
                            March 31, 2001                          4.60
                            June 30, 2001                           4.50
                            September 30, 2001                      4.40
                            December 31, 2001                       4.30

                            March 31, 2002                          4.20
                            June 30, 2002                           4.05
                            September 30, 2002                      3.90
                            December 31, 2002                       3.80
                            March 31, 2003                          3.70
                            June 30, 2003                           3.60
                            September 30, 2003                      3.45
                            December 31, 2003                       3.30
                            March 31, 2004                          3.15
                            June 30, 2004                           3.00


        8.13 MINIMUM CONSOLIDATED EBITDA. Holdings will not permit Consolidated EBITDA, for any Test Period ending at the end of any fiscal quarter of Holdings set forth below, to be less than the amount set forth opposite such fiscal quarter:


                          Fiscal Quarter Ending Closest To:     Amount
                          --------------------------------      ------

                              December 31, 1996              $ 27,800,000
                              March 31, 1997                 $ 26,640,000
                              June 30, 1997                  $ 26,640,000
                              September 30, 1997             $ 26,640,000
                              December 31, 1997              $ 26,640,000
                              March 31, 1998                 $ 27,330,000
                              June 30, 1998                  $ 28,650,000
                              September 30, 1998             $ 29,170,000
                              December 31, 1998              $ 29,830,000
                              March 31, 1999                 $ 30,200,000
                              June 30, 1999                  $ 30,710,000
                              September 30, 1999             $ 31,170,000
                              December 31, 1999              $ 31,560,000
                              March 31, 2000                 $ 32,070,000
                              June 30, 2000                  $ 32,750,000
                              September 30, 2000             $ 33,380,000
                              December 31, 2000              $ 33,900,000
                              March 31, 2001                 $ 34,220,000
                              June 30, 2001                  $ 34,650,000
                              September 30, 2001             $ 35,050,000
                              December 31, 2001              $ 35,370,000
                              March 31, 2002                 $ 35,950,000
                              June 30, 2002                  $ 36,710,000

                              September 30, 2002             $ 37,420,000
                              December 31, 2002              $ 38,010,000
                              March 31, 2003                 $ 38,380,000
                              June 30, 2003                  $ 38,870,000
                              September 30, 2003             $ 39,330,000
                              December 31, 2003              $ 39,700,000
                              March 31, 2004                 $ 40,090,000
                              June 30, 2004                  $ 40,610,000



        8.14 LIMITATION ON ISSUANCE OF STOCK. Holdings will not permit any of its Subsidiaries, directly or indirectly, to issue any shares of its capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities), except (i) for replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) for issuances to Holdings or any of its Subsidiaries in connection with the creation of new Wholly-Owned Subsidiaries permitted under Section 8.15, (iv) to qualify directors to the extent required by applicable law, and (v) for issuances by wholly-owned Foreign Subsidiaries to third Persons to satisfy local law requirements.

        8.15 LIMITATION ON CREATION OF SUBSIDIARIES. Holdings will not, and will not permit any Subsidiary to, establish, create or acquire any Subsidiary; PROVIDED that, the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Wholly-Owned Subsidiaries so long as (i) 100% (or 65% in the case of a Foreign Subsidiary) of the capital stock of such new Subsidiary owned by the Borrower or any Subsidiary Guarantor is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (ii) such new Subsidiary (other than if a Foreign Subsidiary) executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Initial Borrowing Date.

        SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

        9.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

        9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        9.03 COVENANTS. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Administrative Agent or the Required Banks;

        9.04 DEFAULT UNDER OTHER AGREEMENTS. (a) Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable prior to the stated maturity thereof, PROVIDED that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the principal amount of any one issue of such Indebtedness exceeds $2,000,000 or the aggregate amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $3,000,000 at any one time; or

        9.05 BANKRUPTCY, ETC. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

        9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the
Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Banks, has had, will have, a Material Adverse Effect; or

        9.07 SECURITY DOCUMENTS. (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens or any of the material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default (other than a default arising from the failure to deliver collateral) shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Collateral Agent; or

        9.08 GUARANTIES. The Guaranties or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guaranty or any

Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty and such default (other than a payment default) shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Administrative Agent; or

        9.09 JUDGMENTS. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability of $2,000,000 or more in the case of any one such judgment or decree and $3,000,000 or more in the aggregate for all such judgments and decrees for Holdings and its Subsidiaries (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against any Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (PROVIDED that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

        SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

        "A Term Commitment" shall mean, with respect to each Bank, the amount, if any, set forth opposite such Bank's name on Annex I hereto directly below the column entitled "A Term Commitment" as the same may be terminated pursuant to
Section 3.03.

        "A Term Facility" shall mean the Facility evidenced by the Total A Term Commitment.

        "A Term Loan" shall have the meaning provided in Section 1.01(a).

        "A Term Note" shall have the meaning provided in Section 1.05(a).

        "A TF Maturity Date" shall mean May 13, 2002.

        "A TF Percentage" shall mean, at any time of determination thereof, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of A Term Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of Term Loans outstanding at such time.

        "Acknowledgment Agreement" shall mean the Acknowledgment Agreement, dated as of November 13, 1996, executed by AMTROL after the Merger, in the form of Exhibit M.

        "Acquisition Corp." shall mean AMTROL Acquisition, Inc., a Rhode Island corporation.

        "Acquisition Loans" shall mean Revolving Loans the proceeds of which are utilized to make Permitted Acquisitions or to refinance loans or advances the proceeds of which were utilized to make Permitted Acquisitions.

        "Acquisition Sublimit" shall mean at any time the Total Revolving Commitment at such time less $10,000,000.

        "Additional Mortgages" shall have the meaning provided in Section 7.11.

        "Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income for such fiscal year (after provision for taxes) PLUS the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges) that were deducted in arriving at Consolidated Net Income for such fiscal year, MINUS the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at Consolidated Net Income for such fiscal year.

        "Adjusted RF Percentage" shall mean (x) at a time when no Bank Default exists, for each RF Bank such RF Bank's Revolving Percentage and (y) at a time when a Bank Default exists (i) for each RF Bank that is a Defaulting Bank, zero and (ii) for each RF Bank that is a Non-Defaulting Bank, the percentage determined by dividing such RF Bank's Revolving Commitment at such time by the Adjusted Total Revolving Commitment at such time, it being understood that all references herein to Revolving Commitments and the Adjusted Total Revolving Commitment at a time when the Total Revolving Commitment or Adjusted Total Revolving Commitment, as the case may be, has been terminated shall be references to the Total Revolving Commitment or Adjusted Total Revolving Commitment, as the case may be, in effect immediately prior to such termination, PROVIDED that (A) no RF Bank's Adjusted RF Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if, after giving effect to such Bank Default and any repayment of Revolving Loans and Swingline Loans at such time pursuant to Section 4.02(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings, exceeds the Adjusted Total Revolving Loan Commitment; (B) the changes to the Adjusted RF Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of the Swingline Loans plus
(iii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted RF Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Revolving Loans, or of Unpaid Drawings with respect to Letters of Credit or of Swingline Loans, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted RF Percentage must be returned to any Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of such Borrower, then the change to such Non-Defaulting Bank's Adjusted RF Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted RF Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted RF Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Bank plus such Bank's new Adjusted RF Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equalling such Bank's Revolving Commitment at such time.

        "Adjusted Revolving Commitment" for each Non-Defaulting Bank shall mean at any time the product of such Bank's Adjusted RF Percentage and the Adjusted Total Revolving Commitment.

        "Adjusted Total Revolving Commitment" shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting Banks.

        "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "Agents" shall have the meaning provided in the first paragraph of this Agreement.

        "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

        "AMTROL" shall mean AMTROL, Inc., a Rhode Island corporation.

        "AMTROL International" shall mean AMTROL International Inc., a Rhode Island corporation and a Wholly-Owned Subsidiary of the Borrower.

        "AMTROL Asia Pacific" shall mean AMTROL Asia Pacific Ltd., a Hong Kong corporation.

        "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

        "Applicable Base Rate Margin" shall mean (i) in the case of A Term Loans, Revolving Loans and Swingline Loans, 1.50% LESS the Margin Reduction Discount, if any and (ii) in the case of B Term Loans, 2.00%.

        "Applicable Eurodollar Margin" shall mean (i) in the case of A Term Loans, Revolving Loans and Swingline Loans, 2.50% LESS the Margin Reduction Discount, if any and (ii) in the case of B Term Loans, 3.00%.

        "Asset Sale" shall mean the sale, transfer or other disposition by Holdings or any Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment).

        "Assignment Agreement" shall mean the Assignment Agreement in the form of Exhibit L (appropriately completed).

        "Authorized Officer" shall mean any senior officer of Holdings or the Borrower designated as such in writing to the Administrative Agent by Holdings or the Borrower, in each case to the extent acceptable to the Administrative Agent.

        "B Term Commitment" shall mean, with respect to each Bank, the amount, if any, set forth opposite such Bank's name on Annex I hereto directly below the column entitled "B Term Commitment" as the same may be terminated pursuant to
Section 3.03.

        "B Term Facility" shall mean the Facility evidenced by the Total B Term Commitment.

        "B Term Loan" shall have the meaning provided in Section 1.01(b).

        "B Term Note" shall have the meaning provided in Section 1.05(a).

        "B TF Maturity Date" shall mean May 13, 2004.

        "B TF Percentage" shall mean, at any time of determination thereof, a percentage equal to 100% minus the A TF Percentage at such time.

        "Bank" shall have the meaning provided in the first paragraph of this Agreement.

        "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.05(c) or (ii) a Bank having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.05(c), in the case of either clause (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

        "Bank Register" shall have the meaning provided in Section 12.16.

        "Bankruptcy Code" shall have the meaning provided in Section 9.05.

        "Base Rate" at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

        "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

        "Borrower" shall mean (i) at any time prior to the consummation of the Merger, Acquisition Corp. and (ii) thereafter, AMTROL, as the surviving corporation of the Merger.

        "Borrowing" shall mean the incurrence of (i) Swingline Loans by the Borrower from BTCo on a given date or (ii) one Type of Loan pursuant to a single Facility by the Borrower from all of the Banks having Commitments with respect to such Facility on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; PROVIDED that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

        "BTCo" shall mean Bankers Trust Company in its individual capacity.

        "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

        "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

        "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
(iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and
(v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

        "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ.

        "Change of Control" shall mean, at any time and for any reason whatsoever, (a) Holdings shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Borrower's capital stock or (b) Cypress and/or its Affiliates and/or the Management Investors shall cease to own on a fully diluted basis in the aggregate at least 51% of the economic and voting interest in Holdings' capital stock or (c) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date, other than Cypress and its Affiliates, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in Holdings' capital stock or (d) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (e) a "change of control" or similar event shall occur as provided in the Senior Subordinated Note Indenture.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

        "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Banks.

        "Commitment" shall mean, with respect to each Bank, such Bank's Term Commitment and Revolving Commitment.

        "Commitment Fee" shall have the meaning provided in Section 3.01(a).

        "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all cash expenditures and including in all events all amounts expended under Capital Leases but excluding any amount representing capitalized interest) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Subsidiaries, PROVIDED that Consolidated Capital Expenditures shall in any event
(x) include the purchase price paid in cash in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment and (y) exclude amounts expended to acquire Reinvestment Assets.

        "Consolidated Cash Interest Expense" shall mean, for any period, Consolidated Interest Expense for such period LESS (i) any portion of such Consolidated Interest Expense not payable in cash and amortization of discount and deferred issuance and financing costs and (ii) the consolidated interest income (to the extent payable in cash) of Holdings and its Subsidiaries for such period, PROVIDED that for the purposes of Sections 8.11, Consolidated Cash Interest Expense for each Test Period ending on or prior to September 30, 1997 shall mean the sum of (x) Consolidated Cash Interest Expense for such Test Period as determined without regard to this proviso plus (y) the amount set forth in Annex X hereto as applicable to Consolidated Cash Interest Expense for such Test Period.

        "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term Indebtedness for borrowed money and the current portion of any long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

        "Consolidated Debt" shall mean, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus any Indebtedness for borrowed money of any other Person as to which Holdings and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation.

        "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses LESS (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

        "Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense,
(iii) amortization expense and (iv) one-time severance expenses relating to lay-offs in connection with, or resulting from the Transaction to the extent deducted in the calculation of Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP; PROVIDED that Consolidated EBITDA for each Test Period ending on or prior to September 30, 1997 shall mean the sum of (x) Consolidated EBITDA for such Test Period as determined without regard to this proviso PLUS (y) the amount set forth in Annex X hereto as applicable to Consolidated EBITDA for such Test Period.

        "Consolidated Interest Expense" shall mean, for any period - total interest expense (including the portion that is attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements).

        "Consolidated Net Income" shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, PROVIDED that there shall be excluded from the calculation thereof (without duplication)
(i) the income (or loss) of any

Person (other than Subsidiaries of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses, (v) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to employees, including officers, of Holdings or any Subsidiary, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by Holdings or any Affiliate of Holdings and compensation expense resulting from the repurchase of any such capital stock, options and rights, (vi) any one-time non-cash expenses incurred or payments made in connection with the Transaction (including (x) reversals of purchase accounting positions, (y) the amount of any expenses included in the Cost of Goods Sold resulting from the write-up of finished goods inventory and (z) the write-down of the 4-BA Production Line, a reusable pressure-rated cylinder line), (vii) the one-time charge relating to reserve adjustments for workman's compensation in connection with or resulting from the Transaction and (viii) expenses relating to the Option Cancellation.

        "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, PROVIDED HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof

(assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Continuing Directors" shall mean the directors of Holdings on the Initial Borrowing Date and each other director if such director's nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

        "Credit Documents" shall mean this Agreement, the Notes, the Security Documents, the Subsidiary Guaranty and the Acknowledgment Agreement and any documents executed in connection therewith.

        "Credit Event" shall mean and include the making of a Loan or the issuance of a Letter of Credit.

        "Credit Party" shall mean Holdings, the Borrower and the Subsidiary Guarantors.

        "Cypress" shall mean The Cypress Group L.L.C., a Delaware limited liability corporation.

        "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

        "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

        "Designated Assets" shall mean those assets listed on Annex VII.

        "Dividends" shall have the meaning provided in Section 8.09.

        "Documentation Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Documentation Agent.

        "Documents" shall mean, collectively, the Credit Documents and the Transaction Documents.

        "Effective Date" shall have the meaning provided in Section 12.10.

        "Eligible Transferee" shall mean and include a commercial bank, financial institution or other institutional "accredited investor" as defined in Regulation D of the Securities Act.

        "Employment Agreements" shall have the meaning provided in Section 5.01(d).

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.
Section 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ. and any applicable state and local or foreign counterparts or equivalents.

        "Equity Financing" shall mean the issuance by Holdings of Holdings Common Stock on the Initial Borrowing Date in accordance with the provisions of
Section 5.01(h)(I).

        "Equity Financing Documents" shall mean all of the agreements governing, or relating to, the Equity Financing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect as of the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings, a Subsidiary or a Credit Party would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

        "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

        "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

        "Event of Default" shall have the meaning provided in Section 9.

        "Excess Cash Flow" shall mean, for any fiscal year, the remainder of
(i) the sum of (x) Adjusted Cash Flow for such fiscal year and (y)(I) the decrease, if any, in Working Capital less (II) the decrease, if any, in the principal amount of Revolving Loans, in each case from the first day to the last day of such fiscal year, plus (ii) to the extent not included in (i) above, any amounts received by Holdings and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to Holdings and/or its Subsidiaries from the first day to the last day of such fiscal year, minus (iii) the sum of (x) the amount of Consolidated Capital Expenditures (except to the extent financed through the incurrence of Indebtedness) made during such fiscal year and (y)(I) the increase, if any, in Working Capital less (II) the increase, if any, in the principal amount of Revolving Loans, in each case from the first day to the last day of such fiscal year and (z) any repayments or prepayments of the principal amount of Term Loans, except prepayments of the principal amount of Term Loans made pursuant to Sections 4.02(A)(c), (d), (e), (f), (g) and/or (i) and any repayments of Revolving Loans as a result of a Scheduled Reduction.

        "Exchange Senior Subordinated Notes" shall mean senior subordinated notes which are substantially identical securities to the Senior Subordinated Notes issued on or prior to the Initial Borrowing Date, which Exchange Senior Subordinated Notes shall be issued pursuant to a registered exchange offer or private exchange offer for the Senior Subordinated Notes and pursuant to the Senior Subordinated Note Indenture. In no event will the issuance of any Exchange Senior Subordinated Notes increase the aggregate principal amount of Senior Subordinated Notes then outstanding or otherwise result in an increase in an interest rate applicable to the Senior Subordinated Notes.

        "Existing Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of March 29, 1996, among AMTROL, the institutions from time to time party thereto, and Fleet National Bank, N.A., as Agent, as in effect on the Effective Date.

        "Existing Indebtedness" shall have the meaning provided in Section
6.21.

        "Existing Indebtedness Agreements" shall have the meaning provided in
Section 5.01(d).

        "Existing Letter of Credit" shall have the meaning provided in Section 2.01(d).

        "Expiration Date" shall mean January 31, 1997.

        "Facility" shall mean any of the credit facilities established under this Agreement, I.E., the A Term Facility, the B Term Facility or the Revolving Facility.

        "Facing Fee" shall have the meaning provided in Section 3.01(c).

        "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

        "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.

        "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.

        "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

        "Guaranteed Creditors" shall mean and include each of the Agents, the Collateral Agent, the Banks and each party (other than any Credit Party) party to an Interest Rate Agreement to the extent that such party constitutes a Secured Creditor.

        "Guaranteed Obligations" shall mean (i) the principal and interest on each Note issued by the Borrower, and Loans made, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrower to any Bank or the Agents and/or the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by the Borrower and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrower owing under any Interest Rate Agreement entered into by the Borrower with a Secured Creditor, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

        "Guarantor" shall mean Holdings and each Subsidiary Guarantor.

        "Guaranty" shall mean and include each of the Holdings Guaranty and the Subsidiary Guaranty.

        "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains, electric fluid containing levels of polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law.

        "Holdings" shall mean AMTROL Holdings, Inc., a Delaware corporation.

        "Holdings Common Stock" shall mean the common stock of Holdings.

        "Holdings Guaranty" shall mean the guaranty of Holdings pursuant to
Section 13.

        "Hong Kong Mortgage" shall have the meaning provided in Section 7.15.

        "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder), PROVIDED that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

        "Initial Borrowing Date" shall mean the date upon which the initial Borrowing of Loans occurs.

        "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

        "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.

        "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

        "Letter of Credit" shall have the meaning provided in Section 2.01(a).

        "Letter of Credit Fee" shall have the meaning provided in Section
3.01(b).

        "Letter of Credit Issuer" shall mean BTCo or any Bank which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Bank's sole discretion, to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Section 2.

        "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

        "Letter of Credit Request" shall have the meaning provided in Section 2.04(a).

        "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Debt on such date to Consolidated EBITDA for the Test Period ending on such date (or most recently ended).

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

        "Loan" shall have the meaning provided in Section 1.01.

        "Management Agreement" shall have the meaning provided in Section
5.01(d).

        "Management Investors" shall mean the executive officers of the Borrower (i) immediately following the Transaction and any persons who become executive officers of the Borrower at a time when Cypress and its Affiliates beneficially own, directly or indirectly, more than a majority of the capital stock of the Borrower and (ii) who own capital stock of the Borrower.

        "Mandatory Borrowing" shall have the meaning provided in Section
1.01(e).

        "Margin Reduction Discount" shall mean zero, PROVIDED that the Margin Reduction Discount shall be increased to 1/4 of 1%, 1/2 of 1% or 3/4 of 1%, as the case may be, as specified in clauses (i), (ii) or (iii) below, at any time after the Initial Borrowing Date, when, and for so long as, the ratio set forth in such clause has been satisfied as at the end of the then Relevant Test
Periods:

        (i) the Margin Reduction Discount shall be 1/4 of 1% in the event that as at the end of the Relevant Test Period the Leverage Ratio is greater than
   4.0 to 1 but less than or equal to 4.5 to 1; or

        (ii) the Margin Reduction Discount shall be 1/2 of 1% in the event that as at the end of the Relevant Test Period the Leverage Ratio is greater than
   3.0 to 1 but less than or equal to 4.0 to 1; or

        (iii) the Margin Reduction Discount shall be 3/4 of 1% in the event that as at the end of the Relevant Test Period the Leverage Ratio is less than or equal to 3.0 to 1;

The Leverage Ratio shall be determined for the Relevant Test Period, by delivery of an officer's certificate of the Borrower to the Banks pursuant to Section 7.01(e), which certificate shall set forth the calculation of the Leverage Ratio. The Margin Reduction Discount so determined shall apply, except as set forth below, from the date on which such officer's certificate is delivered to the Administrative Agent to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent pursuant to Section 7.01(e) and (y) the 50th day following the end of the fiscal quarter in which such first certificate was delivered to the Administrative Agent (or 100 days if such fiscal quarter was the last fiscal quarter of a fiscal year). Notwithstanding anything to the contrary contained above, the Margin Reduction Discount shall be zero (x) prior to the first anniversary of the Initial Borrowing Date, (y) if no officer's certificate has been delivered to the Banks pursuant to Section 7.01(e) which sets forth the Leverage Ratio for the Relevant Test Period or the financial statements upon which any such calculations are based have not been delivered, until such a certificate and/or financial statements are delivered and (z) at all times when there shall exist a violation of Section 9.01 or an Event of Default. It is understood and agreed that the Margin Reduction Discount as provided above shall in no event be cumulative and only the Margin Reduction Discount available pursuant to either clause (i), (ii) or (iii), if any, contained in this definition shall be applicable.

        "Margin Stock" shall have the meaning provided in Regulation U.

        "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations or financial condition of
(x) Holdings and its Subsidiaries taken as a whole after giving effect to the Transaction and (y) for purposes of Section 5.01, AMTROL and its Subsidiaries taken as a whole.

        "Maximum Swingline Amount" shall mean $2,000,000.

        "Merger" shall mean the merger of Acquisition Corp. with and into AMTROL pursuant to the Merger Documents, with AMTROL as the surviving corporation of such merger.

        "Merger Agreement" shall mean the Merger Agreement, dated as of August 28, 1996, between Holdings, Acquisition Corp. and AMTROL.

        "Merger Documents" shall mean the Merger Agreement and all other material agreements and documents relating to the Merger, as same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

        "Minimum Borrowing Amount" shall mean (i) for Term Loans and Revolving Loans maintained as Base Rate Loans, $1,000,000, (ii) for Term Loans and Revolving Loans maintained as Eurodollar Loans, $5,000,000 and (iii) for Swingline Loans, $50,000.

        "Mortgage" shall have the meaning provided in Section 5.01(k)(III).

        "Mortgage Policies" shall have the meaning provided in Section 5.01(k)(III).

        "Mortgaged Properties" shall mean all Real Property of Holdings and its Subsidiaries listed on Annex V and designated as "Mortgaged Properties" therein.

        "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

        "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

        "Note" shall mean and include each A Term Note, each B Term Note, each Revolving Note and the Swingline Note.

        "Notice of Borrowing" shall have the meaning provided in Section 1.03.

        "Notice of Conversion" shall have the meaning provided in Section 1.06.

        "Notice Office" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower in writing from time to time.

        "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Documentation Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

        "Option Cancellation" shall mean the payment by the Borrower of the cancellation price (which shall be acceptable to the Agents) of certain management options issued by AMTROL that are cancelled in connection with the Merger.

        "Offering Memorandum" shall mean the Offering Memorandum, dated November __, 1996, in connection with the private placement of the Senior Subordinated Notes.

        "Participant" shall have the meaning provided in Section 2.05(a).

        "Payment Office" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower in writing from time to time.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Permitted Acquisition" shall mean any acquisition (including by merger or consolidation) of property or assets of a nature or type or which will be used in a business similar, complementary or related to the nature or type of the property and assets of, or the business of, the Borrower and its Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors of the Borrower), and shall include the creation and/or acquisition of a Subsidiary all of whose property, assets and Subsidiaries come within the foregoing description.

        "Permitted Encumbrances" shall mean, with respect to the Mortgaged Properties, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent.

        "Permitted Liens" shall mean Liens described in Section 8.03.

        "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which (i) is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, a Subsidiary or an ERISA Affiliate or (ii) was so maintained or contributed to by Holdings, a Subsidiary or an ERISA Affiliate in respect of which Holdings or a Subsidiary or an ERISA Affiliate could have liability under Section 4069 or Section 4212 of ERISA.

        "Pledge Agreement" shall have the meaning provided in Section
5.01(k)(I).

        "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

        "Prime Lending Rate" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.

        "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Reinvestment Assets" shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as described in Section 8.01.

        "Reinvestment Election" shall have the meaning provided in Section 4.02(A)(c).

        "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

        "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by Holdings and its Subsidiaries to acquire Reinvestment Assets.

        "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring 355 days after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

        "Relevant Test Period" shall mean, at any time, the Test Period ending on the last day of the then most recently ended fiscal quarter of the Borrower with respect to which an officer's certificate has been delivered to the Banks pursuant to Section 7.01(e).

        "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV or ERISA other than those events as to which the 30-day notice period is waived under PBGC regulations.

        "Required RF Banks" shall mean Non-Defaulting Banks the sum of whose Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Adjusted RF Percentages) represents an amount greater than 50% of the Adjusted Total Revolving Commitment (or, if the Total Revolving Commitment has been terminated, the aggregate Adjusted RF Percentages).

        "Required TF Banks" with respect to the A Term Facility and the B Term Facility, respectively, shall mean Non-Defaulting Banks the sum of whose outstanding Term Loans under such Facility represents an amount greater than 50% of the sum of all outstanding Term Loans under such Facility made by Non-Defaulting Banks.

        "Required Banks" shall mean Non-Defaulting Banks whose outstanding Term Loans and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Adjusted RF Percentages) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Banks and (ii) the Adjusted Total Revolving Commitment (or, if after the Total Revolving Commitment has been terminated, the aggregate Adjusted RF Percentages).

        "Revolving Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "Revolving Commitment," as the same may be reduced or terminated from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

        "Revolving Facility" shall mean the Facility evidenced by the Total Revolving Commitment.

        "Revolving Loan" shall have the meaning provided in Section 1.01(c).

        "Revolving Note" shall have the meaning provided in Section 1.05(a).

        "Revolving Percentage" shall mean at any time for each Bank with a Revolving Commitment, the percentage obtained by dividing such Bank's Revolving Commitment by the Total Revolving Commitment, PROVIDED that if the Total Revolving Commitment has been terminated, the Revolving Percentage of each Bank shall be determined by dividing such Bank's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

        "RF Bank" shall mean at any time each Bank with a Revolving Commitment or with outstanding Revolving Loans.

        "RF Maturity Date" shall mean May 13, 2002.

        "Scheduled Reduction" shall have the meaning provided in Section
3.03(d).

        "Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(b).

        "SEC" shall have the meaning provided in Section 7.01(h).

        "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

        "Section 4.04 Certificate" shall have the meaning provided in Section 4.04(b)(ii).

        "Secured Creditor" shall mean and include any Secured Creditor as defined in any Security Document.

        "Security Agreement Collateral" shall mean all "Collateral" as defined in the relevant Security Agreement.

        "Security Agreement" shall have the meaning provided in Section 5.01(k)(II).

        "Security Documents" shall mean the Pledge Agreement, the Security Agreement, each Mortgage and each Additional Mortgage, if any.

        "Senior Subordinated Note Documents" shall mean the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

        "Senior Subordinated Note Indenture" shall mean the Indenture entered into by and between the Borrower and The Bank of New York, as trustee thereunder, with respect to the Senior Subordinated Notes as in effect on the Initial Borrowing Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

        "Senior Subordinated Notes" shall mean the Senior Subordinated Notes due 2006 issued by the Borrower under the Senior Subordinated Note Indenture, as in effect on the Initial Borrowing Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms thereof and hereof. As used herein, the term "Senior Subordinated Notes" shall include any Exchange Senior Subordinated Notes issued pursuant to the Senior Subordinated
Note Indenture in exchange for outstanding Senior Subordinated Notes, as contemplated by the Offering Memorandum and the definition of Exchange Senior Subordinated Notes.

        "Shareholders' Agreements" shall have the meaning provided in Section 5.01(d).

        "Standby Letter of Credit" shall mean and include each Letter of Credit issued in support of the obligations described in clause (x) of Section 2.01(a).

        "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

        "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of Holdings.

        "Subsidiary Guarantors" shall mean each Subsidiary of the Borrower other than a Foreign Subsidiary.

        "Subsidiary Guaranty" shall have the meaning provided in Section
5.01(j).

        "Swingline Expiry Date" shall mean the date which is five Business Days prior to the RF Maturity Date.

        "Swingline Loan" shall have the meaning provided in Section 1.01(d).

        "Swingline Note" shall have the meaning provided in Section 1.05(a).

        "Syndication Date" shall mean the earlier of (x) the date which is 30 days after the Initial Borrowing Date and (y) the date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of Banks pursuant to Section 12.04) has been completed.

        "Taxes" shall have the meaning provided in Section 4.04(a).

        "Tax Sharing Agreement" shall have the meaning provided in
Section 5.01(d).

        "Term Commitment" shall mean for any Bank the sum of its A Term Commitment and its B Term Commitment.

        "Term Loans" shall mean, collectively, the A Term Loans and the B Term Loans.

        "Test Period" shall mean at any time (i) for any determination made on or prior to September 30, 1997, the period (taken as one accounting period) from the Initial Borrowing Date to the last day of the fiscal quarter of the Borrower then ending or then last ended and (ii) for any determination made thereafter, the four consecutive fiscal quarters of the Borrower (taken as one accounting period) then ending or then last ended.

        "Total A Term Commitment" shall mean the sum of the A Term Commitments of each of the Banks.

        "Total B Term Commitment" shall mean the sum of the B Term Commitments of each of the Banks.

        "Total Commitment" shall mean the sum of the Total A Term Commitment, the Total B Term Commitment and the Total Revolving Commitment.

        "Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Banks.

        "Total Unutilized Revolving Commitment" shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

        "Trade Letter of Credit" shall mean and include each Letter of Credit issued in support of the obligations described in clause (y) of Section 2.01(a).

        "Transaction" shall mean (i) the consummation of the Merger, (ii) the Equity Financing, (iii) the issuances of the Senior Subordinated Notes and (iv) the incurrence of Loans and issuance of Letters of Credit, if any, on the Initial Borrowing Date.

        "Transaction Documents" shall mean the Merger Documents, the Equity Financing Documents and the Senior Subordinated Note Documents.

        "Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable prior to or substantially concurrently with the closing of, the Transaction and the transactions contemplated in connection with the Documents, and including all fees paid to any of the Banks and the Agents hereunder, fees paid to Cypress or its Affiliates permitted hereunder, attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees. Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

        "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

        "UCC" shall mean the Uniform Commercial Code.

        "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

        "Unpaid Drawing" shall have the meaning provided in Section 2.05(a).

        "Unutilized Revolving Commitment" for any Bank with a Revolving Commitment at any time shall mean the excess of (i) the Revolving Commitment of such Bank over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving

Loans made by such Bank plus (y) an amount equal to such Bank's Revolving Percentage of the Letter of Credit Outstandings at such time.

        "Voting Stock" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

        "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

        "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

        "Working Capital Loans" shall mean all Revolving Loans that are not Acquisition Loans.

        "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

        SECTION 11.  THE ADMINISTRATIVE AGENT.

        11.01 APPOINTMENT. The Banks hereby designate Bankers Trust Company as Administrative Agent (for purposes of this Section 11, the terms "Administrative Agent" and "Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) and Morgan Stanley & Co., Incorporated as Documentation Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

        11.02 NATURE OF DUTIES. The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. No Agent or any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

        11.03 LACK OF RELIANCE ON THE AGENTS. Independently and without reliance upon the Agents, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agents shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

        11.04 CERTAIN RIGHTS OF THE AGENTS. If the Agents shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Banks; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against the Agents as a result of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

        11.05 RELIANCE. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

        11.06 INDEMNIFICATION. To the extent the Agents are not reimbursed and indemnified by the Borrower, each Defaulting Bank (to the extent so able) and the Non-Defaulting Banks will reimburse and indemnify the Agents, in proportion to their respective Loans and Commitments, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; PROVIDED that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of either Agent.

        11.07 THE AGENTS IN THEIR INDIVIDUAL CAPACITIES. With respect to its obligation to make Loans under this Agreement, the Agents shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agents in their individual capacities. The Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if they were not performing the duties specified herein, and may accept fees and other consideration from Holdings, the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

        11.08 HOLDERS. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

        11.09 RESIGNATION BY THE ADMINISTRATIVE AGENT. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

        (b) Upon any such notice of resignation, the Banks shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

        (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Administrative Agent as provided above.

        (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Administrative Agent as provided above.

        (e) The Documentation Agent may resign from the performance of all of its functions and duties hereunder and/or under the other Credit Documents at any time by giving 5 Business Days' prior written notice to the Banks. Such resignation shall take effect at the end of such 5 Business Days.

        SECTION 12.  MISCELLANEOUS.

        12.01 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case) and of the Agents and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agents and for each of the Banks, provided that, except in the case of a bankruptcy of any Credit Party, no more than one counsel may be used in any jurisdiction); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as Agent or Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agents or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agents, any Bank, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, including, without limitation, any such investigation, litigation or other proceeding relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any Real Property owned or operated by them, and in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

        12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, faxed, cabled or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

        12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, PROVIDED that Holdings and the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, PROVIDED that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 2.06 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and, PROVIDED FURTHER that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or any other Credit Document.

        (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding A Term Loans and/or B Term Loans and/or Revolving Commitment (or, if prior to the Initial Borrowing Date, its A Term Commitment and/or B Term Commitment) and its rights and obligations hereunder to one or more Banks, and (y) with the consent of the Administrative Agent and the Borrower (which consent, in either case, shall not be unreasonably withheld), any Bank may assign all or a portion of its outstanding A Term Loans and/or B Term Loans and/or Revolving Commitment and its rights and obligations hereunder to one or more Eligible Transferees. No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $5,000,000 unless the entire Commitment of the assigning Bank is so assigned; PROVIDED that for purposes of this sentence, Chancellor Senior Management, Inc. and its Affiliates shall be deemed to collectively constitute one Bank. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this
Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment Agreement. At the time of any such assignment, (i) either the assigning or the assignee Bank shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, (ii) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Bank) and of the other Banks, and (iii) the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.05. To the extent of any assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04 Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitments and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or
4.04 from those being charged by the respective assigning bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from the changes specified in said Section 1.10, 2.06 or 4.04 after the date of the respective assignment). Each Bank and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

        (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

        (d) Each Bank initially party to this Agreement hereby represents, and each Person that became a Bank pursuant to an assignment permitted by this
Section 12 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, PROVIDED that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

        12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and either Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which either Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Banks to any other or further action in any circumstances without notice or demand.

        12.06 PAYMENTS PRO RATA. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its pro rata share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

        (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount, PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this

Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

        12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), PROVIDED that (x) except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations determining compliance with Sections 8.11 through 8.13, inclusive, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1995 historical financial statements of AMTROL delivered to the Banks pursuant to Section 6.10(b) and (y) that if at any time such computations utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

        (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

        12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Administrative Agent, any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

        (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

        12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

        12.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Effective Date") on which Holdings, the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office of the Administrative Agent or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

        12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        12.12 AMENDMENT OR WAIVER. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, PROVIDED that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) directly affected thereby, (i) extend the A TF Maturity Date, the B TF Maturity Date or the RF Maturity Date (it being understood that any waiver of any prepayment of, or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or extend the stated maturity of any Letter of Credit beyond the RF Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank),

(ii) amend, modify or waive any provision of this Section 12.12, (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Banks, (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (v) release all or substantially all of the Collateral; PROVIDED FURTHER that no such change, waiver, discharge or termination shall, (x) without the consent of the Required TF Banks under a Facility, amend the definition of Required TF Banks or amend, waive or reduce any Scheduled Repayment applicable to such Facility, (y) without the consent of the Letter of Credit Issuer or the Agents, as the case may be, amend any provision of Section 2 or 11, as the case may be, or (z) without the consent of the Required RF Banks, amend the definition of Required RF Banks or amend, waive or reduce any Scheduled Reduction.

        (b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to
Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).

        12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans provided that no claim may be made for any indemnity under Section 12.01 more than 90 days after the later of (i) the payment in full of the Loans and
(ii) the date on which such claim has been fully determined (and not subject to appeal or reversal).

        12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, PROVIDED that the Borrower shall not be responsible for costs arising under Section 1.10, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Bank prior to such transfer.

        12.15 CONFIDENTIALITY. Subject to Section 12.04, the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by Holdings or the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors, or counsel or as reasonably required by any BONA FIDE transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, PROVIDED that, unless specifically prohibited by applicable law or court order, each Bank shall notify Holdings or the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Bank be obligated or required to return any materials furnished by Holdings or any Subsidiary.

        12.16 BANK REGISTER. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.16, to maintain a register (the "Bank Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Bank Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Bank Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.04(b). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16 other than those resulting from the Administrative Agent's willful misconduct or gross negligence.

        SECTION 13.  HOLDINGS GUARANTY.

        13.01 THE GUARANTY. In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations. If any of the Guaranteed Obligations becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of
(i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

        13.02 BANKRUPTCY. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in
Section 9.05, and unconditionally promises to pay such indebtedness on demand, in lawful money to the United States.

        13.03 NATURE OF LIABILITY. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability or a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

        13.04 INDEPENDENT OBLIGATION. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by the

Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

        13.05 AUTHORIZATION. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

        (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

        (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

        (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

        (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

        (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may substitute the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

        (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

        (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

        (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

        13.06 RELIANCE. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        13.07 SUBORDINATION. Any of the indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

        13.08 WAIVER. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.

        (b) Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances, bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

        13.09 ENFORCEMENT. The Guaranteed Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Banks and no Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Creditors upon the terms of this Guaranty and the Security Documents.

                                 *      *     *

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                       AMTROL HOLDINGS, INC.


                       By     /s/ David P. Spalding
                              ---------------------------------
                         Name:  David P. Spalding
                         Title: President


                       AMTROL ACQUISITION, INC.,
                            as Borrower


                       By     /s/ Edward J. Cooney
                              ---------------------------------
                         Name:  Edward J. Cooney
                         Title: Chief Financial Officer


                       BANKERS TRUST COMPANY,
                       Individually and as Administrative Agent


                       By     /s/ Dana Klein
                              ---------------------------------
                         Name:  Dana Klein
                         Title:


                       MORGAN STANLEY SENIOR FUNDING, INC.,
                            Individually and as Documentation Agent


                       By     /s/ Michael T. McLaughlin
                              ---------------------------------
                         Name:  Michael T. McLaughlin
                         Title: Vice President

                       THE BANK OF NEW YORK


                       By     /s/ Daniel L. Black
                              ---------------------------------
                         Name:  Daniel L. Black
                         Title: Senior Vice President


                       THE BANK OF NOVA SCOTIA


                       By     /s/ Terry M. Pitcher
                              ---------------------------------
                         Name:  Terry M. Pitcher
                         Title: Authorized Signatory


                       THE FIRST NATIONAL BANK OF BOSTON


                       By     /s/ Gregory R.D. Clark
                              ---------------------------------
                         Name:  Gregory R.D. Clark
                         Title: Director


                       CITIZENS FINANCIAL GROUP INC


                       By     /s/ Louis M. Amoriggi
                              ---------------------------------
                         Name:  Louis M. Amoriggi
                         Title: Vice President


                        FIRST SOURCE FINANCIAL LLP
                        By First Source Financial Inc.,
                        Its manager


                       By     /s/ Robert M. Coseo
                              ---------------------------------
                         Name:  Robert M. Coseo
                         Title: Senior Vice President

                       FLEET NATIONAL BANK


                       By     /s/ Stephen J. Craven
                              ---------------------------------
                         Name:  Stephen J. Craven
                         Title: Vice President


                       SOCIETE GENERALE


                       By     /s/ Steve Pischel
                              ---------------------------------
                         Name:  Steve Pischel
                         Title  Assistant Treasurer